Exhibit 10.1

LOAN AGREEMENT

Dated as of April 26, 2019

Between

BOULDER ROAD LLC, a Colorado limited liability company,

as Borrower

and

BDS III MORTGAGE CAPITAL B LLC, a Delaware limited liability company as Lender

i

v

Section 17.8	Exhibits and Schedules Incorporated	88

Section 17.9	Offsets, Counterclaims and Defenses	88

Section 17.10	No Joint Venture or Partnership; No Third Party Beneficiaries	88

Section 17.11	Publicity; Advertising	89

Section 17.12	Conflict; Construction of Documents; Reliance	89

Section 17.13	Entire Agreement	90

Section 17.14	Liability	90

Section 17.15	Duplicate Originals; Counterparts	90

SCHEDULES AND EXHIBITS

Exhibit A	Form of Section 2.8 Certificate

Schedule I	Immediate Repairs
Schedule II	Description of REA’s
Schedule III	Intentionally Omitted
Schedule IV	Intentionally Omitted
Schedule V	Intentionally Omitted
Schedule VI	Intentionally Omitted

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 26, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BDS III MORTGAGE CAPITAL B LLC, a Delaware limited liability company, having an address at 280 Park Avenue, 28th Floor West, New York, New York 10017 (together with its successors and/or assigns, “Lender”) and BOULDER ROAD LLC, a Colorado limited liability company, having an address at 833 W. South Boulder Road, Louisville, CO 80027 (together with its permitted successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acceptable LLC” shall mean (A) a limited liability company formed under Colorado  law which has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, or (B) a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company,  and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in “permitted investments” pursuant to Section 13.8 hereof; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) through (iii) above, all “proceeds” (as defined under the UCC as in effect in the state in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall have the meaning set forth in the Cash Management Agreement, the Immediate Repair Reserve Account and any other account established by this Agreement or the other Loan Documents.

“Act” shall mean the Limited Liability Company Act of the State of Colorado, as amended, and as it may be further amended from time to time, and any successor statutes thereto

“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Adjusted Substitute Base Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) the Substitute Base Rate applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted Substitute Base Rate	=	Substitute Base Rate
(1 – Reserve Percentage)

“Adjusted Net Cash Flow” shall mean the Underwritten NOI less (a) normalized tenant improvement and leasing commission expenditures equal to $1.50 per square foot per annum, and (b) normalized capital improvements equal to $0.20 per square foot per annum.  Lender’s calculation of Adjusted Net Cash Flow shall be conclusive and binding on Borrower absent manifest error.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than twenty percent (20%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in Section 13.9 hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to 5% of the outstanding principal balance of the Loan.

“AML Law” shall have the meaning set forth in Section 5.29 hereof.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Applicable Lending Office” shall mean the “lending office” of Lender (or of an Affiliate of Lender) located at the address set forth in the introductory paragraph hereof or such other office of Lender (or of an Affiliate of Lender) as Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained.

“Approved Annual Budget” shall have the meaning set forth in Section 7.12(a)(v) hereof.

“Assignment and Assumption” shall have the meaning set forth in Section 13.9 hereof.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Group” shall mean (i) Borrower and any SPE Component Entity, (ii) the direct owner of Borrower, (iii) any Affiliate of Borrower, (iv) any Guarantor, and (v) any Affiliated Manager.

“Borrower Party” shall mean any Person acting on behalf of or at the direction of Borrower, SPE Component Entity, Guarantor and/or Sponsor.

“Breakage Costs” shall have the meaning set forth in Section 2.5 hereof.

“Bridge” shall mean BDS III MORTGAGE CAPITAL B LLC, a Delaware limited liability company.

“Bridge Group” shall have the meaning set forth in Section 13.2 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capped LIBOR Rate” shall mean three and 25/100 percent (3.25%).

“Capped Substitute Rate” shall mean an interest rate (expressed as a percentage per annum), acceptable to Lender in Lender’s sole but good faith discretion, which shall be the “strike rate” in the replacement Interest Rate Protection Agreement obtained by Borrower and approved by Lender in connection with any Substitute Rate Conversion, pursuant to Section 7.24 hereof.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Wells Fargo Bank, N.A. (as cash management bank), Borrower, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time-to-time.

“Cash Sweep Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 9.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 9.4 hereof.

“Central Bank Pledge” shall have the meaning set forth in Section 13.11 hereof.

“CFIUS” shall mean (i) the Committee on Foreign Investment in the United States first established pursuant to Executive Order 11858 of May 7, 1975, and (ii) any replacement or successor thereto, including, without limitation, pursuant to FIRRMA.

“CFIUS Approval” shall mean (a) written confirmation provided by CFIUS that the transaction(s) described in Section 5.37 hereof (the “Subject Transaction”) is not a Covered Transaction under the DPA, (b) written confirmation provided by CFIUS that it has completed its review or, if applicable, investigation of the matter in question under the DPA, and determined that there are no unresolved national security concerns with respect to the Subject Transaction, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision under the DPA, and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Subject Transaction.

“CFIUS Review” shall have the meaning set forth in Section 7.27 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Co-Lender” shall have the meaning set forth in Section 13.9 hereof.

“Collateral Assignment of Interest Rate Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender and any other assignment of interest rate protection agreement hereafter delivered, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act, 7 U.S.C. §1 et seq., as amended from time to time and any successor statute thereto and the regulations promulgated thereunder.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement or (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support acceptable to Lender or, after a Securitization, the Rating Agencies, provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long term credit rating issued by the Rating Agencies to such guarantor is better than the long term credit rating of the actual counterparty under the Interest Rate Protection Agreement; provided, further, that each Counterparty shall be an “Eligible Contract Participant,” as such term is defined under the Commodity Exchange Act, and shall otherwise be in compliance with the requirements of the rules and regulations promulgated pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act.

“Covered Rating Agency Information” shall have the meaning set forth in Section 13.2 hereof.

“Covered Transaction” shall have the meaning set forth in the DPA.

“CPI” shall mean the Consumer Price Index (New Series) (Base Period 1982-84=100) (all items for all urban consumers) issued by the Bureau of Labor Statistics of the United States Department of Labor (the “Bureau”).  If the CPI ceases to use the 1982-84 average equaling 100 as the basis of calculation, or if a change is made in the term, components or number of items contained in said index, or if the index is altered, modified, converted or revised in any other way, then the index shall be adjusted to the figure that would have been arrived at had the change in the manner of computing the index in effect at the date of this Agreement not been made.  If at any time during the term of the Loan the CPI shall no longer be published by the Bureau, then any comparable index issued by the Bureau or similar agency of the United States issuing similar indices shall be used in lieu of the CPI.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.

“Debt Yield” shall mean, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient obtained by dividing (1) Adjusted Net Cash Flow as of such date by (2) the outstanding principal amount of the Debt as of such date. The Debt Yield shall be tested by Lender quarterly. Lender’s calculation of the Debt Yield shall be conclusive and binding on Borrower absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) five percent (5%).

“Default Spread Maintenance Premium” shall mean an amount equal to the greater of (i) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (ii) the Spread Maintenance Premium.

“Defined Benefit Plan” shall mean a plan, document, agreement, or arrangement currently or previously maintained or sponsored by Borrower or by any ERISA Affiliate or to which either Borrower or ERISA Affiliate currently makes, or previously made, contributions and which (i) provides or is expected to provide retirement benefits to employees or other workers and (ii) Borrower could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate).  A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Borrower or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069. A Defined Benefit Plan does not include a Multiemployer Plan.

“Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement by and among Borrower, Lender and Deposit Bank, dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Deposit Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Deposit Account Control Agreement.

“Determination Date” shall mean, (a) with respect to each Interest Accrual Period that occurs while the Loan is a LIBOR Loan, the date that is two (2) London Business Days prior to the first (1st) day of such Interest Accrual Period and (b) with respect to each Interest Accrual Period that occurs while the Loan is a Substitute Rate Loan, the date that is two (2) Business Days prior to the first (1st) day of such Interest Accrual Period.

“Disclosure Document” shall have the meaning set forth in Section 13.2 hereof.

“Divide” shall mean to effectuate a Division.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise).

“DPA” shall mean the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), H. R. 5515-538 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, any of the foregoing implemented by and/or otherwise relating to CFIUS), as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with the corporate trust department of a federal or state‑chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which (i) complies with the definition of Eligible Institution, (ii) in the case of a state-chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), and (iii) has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company, the deposits of which are insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time to time.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 13.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 13.2 hereof.

“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” shall have the meaning set forth in Section 2.8(f) hereof.

“Exculpated Parties” shall have the meaning set forth in Section 12.1 hereof.

“Extension Fee” shall mean a fee (for each Extension Term) payable by Borrower equal to the product of the outstanding principal balance of the Loan as of the then effective Maturity Date (i.e., before giving effect to the Extension Term to which the Extension Fee applies) multiplied by one-half of one percent (0.50%), which fee shall be payable pursuant to Section 2.10 hereof.

“Extension Term” shall have the meaning set forth in Section 2.10 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code and any regulations or official interpretations thereof.

“FIRRMA” shall have the meaning set forth in the definition of “DPA” hereof.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 9.1 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaia International Lease” shall mean that certain Lease Agreement dated as of April 1, 2019, between Gaia International, Inc., as Tenant, and Borrower, as landlord, and all amendments, restatements, replacements, supplements and modifications thereto.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean Gaia, Inc, a Colorado corporation.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“HVCRE Loan” shall mean a loan that, under laws and regulations governing federally chartered banks, could reasonably be classified as a “High Volatility Commercial Real Estate Loan” (as such term is defined in such laws and regulations).

“Immediate Repair Funds” shall have the meaning set forth in Section 4.1 hereof.

“Immediate Repair Reserve Account” shall have the meaning set forth in Section 4.1 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 4.1 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments, and (viii) any other similar amounts that would be required, pursuant to GAAP, to be disclosed as indebtedness on such Person’s balance sheet.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Information” shall have the meaning set forth in Section 13.9 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 9.1 hereof.

“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (and including) the last day of such calendar month; provided, however, the Interest Accrual Period for the period occurring prior to the first day of each calendar month immediately succeeding the Closing Date shall be the period beginning on Closing Date and ending on (and including) the last day of such calendar month in which the Closing Date occurs.

“Interest Rate” shall mean the rate or rates per annum at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance satisfactory to Lender in Lender’s sole but good faith discretion, with a confirmation from the Counterparty in form and substance satisfactory to Lender, between Borrower and, subject to Section 7.24, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.   At any time the Loan is not a LIBOR Loan, all references to the Interest Rate Protection Agreement in the Loan Documents shall be deemed to also refer to any interest rate cap (together with confirmation and schedules relating thereto) relating to the then-applicable rate of interest and otherwise providing substantially the same protection as, and no less beneficial to Borrower and Lender than, the LIBOR-based Interest Rate Protection Agreement required herein, as determined by Lender in Lender’s sole but good faith discretion.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“ISDA” shall mean the International Swaps and Derivatives Association, or any successor organization.

“Kroll” shall mean Kroll Bond Rating Agency, Inc.

“Land” shall have the meaning set forth in the Security Instrument.

“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.

“Leasing Reserve Funds” shall have the meaning set forth in Section 4.3 hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 4.3 hereof.

“Leasing Termination Fee” shall have the meaning set forth in Section 4.4 hereof.

“Leasing Termination Reserve Funds” shall have the meaning set forth in Section 4.4 hereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Liabilities” shall have the meaning set forth in Section 13.2 hereof.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  Notwithstanding anything to the contrary contained herein in no event shall LIBOR be less than two percent (2.00%) per annum.  Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean three and 75/100 percent (3.75%).

“Licenses” shall have the meaning set forth in Section 5.11(a) hereof.

“LLC Agreement” shall have the meaning set forth in Section 6.1(d) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 13.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Protection Agreement and all other documents executed and/or delivered in connection with the Loan.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense); provided, however, in no event shall Losses include consequential damages (except to the extent such consequential damages are actually imposed on Lender or any Indemnified Party as a result of a final non-appealable judgement or court order issued against Lender or such Indemnified Party arising from a third party claim, in which case the same shall be included).

“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, either (A) accounts for 15% or more of the total rental income for the Property, or (B) demises 15% or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, (iii) any Lease with an Affiliate of Borrower, Guarantor and/or Sponsor and (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) and/or (iii) above.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Gaia International, Inc. or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Adverse Effect” or “Material Adverse Change” shall mean a material adverse effect on material adverse change in (i) the Property, (ii) the business, results of operations or financial condition of Borrower, Guarantor and Sponsor, taken as a whole, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents to which it is a party, or (v) the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party; provided, however, that none of the following shall be deemed, in and of itself, to constitute a material adverse effect on, or material adverse change in, the business, results of operations or financial condition of Borrower, Guarantor and Sponsor, taken as a whole: (y) a change in the market price or trading volume of Guarantor’s Class A common stock; (z) a failure by Guarantor to meet any published securities analyst estimates of revenue or earnings for any period; or to report earnings in any quarter consistent with Guarantor’s historical earnings.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, as to which either (i) there is an obligation of Borrower to pay more than $100,000.00 per annum; or (ii) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind).

“Maturity Date” shall mean May 1, 2022, as the same may be extended pursuant to and in accordance with Section 2.10 hereof, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the Applicable Law that is held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(e) hereof.

“Minimum Counterparty Rating” shall mean (a) a long-term unsecured rating of A- from S&P and (b) a long-term credit rating from Moody’s of at least “A3”.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Insurance Deposit” shall have the meaning set forth in Section 4.7 hereof.

“Monthly Payment Amount” shall mean the monthly interest accrued on the Loan for the preceding Interest Accrual Period.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 4.7 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 9.4 hereof.

“New Manager” shall have the meaning set forth in Section 7.15 hereof.

“Non-Conforming Policy” shall have the meaning set forth in Section 9.1 hereof.

“Non-Excluded Taxes” shall have the meaning set forth in Sections 2.8(a) and 2.8(f) hereof.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.8(e) hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Seventeen Million and 00/100 Dollars ($17,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 5.28 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Operating Expenses” shall mean all expenses, computed in accordance with GAAP or other sound and prudent accounting principles approved by Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication), Taxes, Insurance Premiums, management fees (whether or not actually paid) equal to the greater of the actual management fees and four percent (4%) of annual Operating Income, costs attributable to the ordinary operation, repair and maintenance of the systems for heating, ventilation and air conditioning, advertising expenses, license fees, utilities, payroll and related taxes, computer processing charges, operating equipment or other lease payments, ground lease payments, bond assessments and other similar costs, in each instance, actually paid for by Borrower.  Operating Expenses shall not include Debt Service, capital expenditures, tenant improvement costs, leasing commissions, or other expenses which are paid from escrows required by the Loan Documents (other than escrows with respect to Taxes and/or Insurance Premiums), any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party, federal, state or local income taxes, any non-cash charges such as depreciation and amortization, and any item of expense otherwise includable in Operating Expenses which is paid directly by any Tenant except real estate taxes paid directly to any taxing authority by any Tenant.  Lender’s reasonable calculation of Operating Expenses shall be conclusive and binding on Borrower absent manifest error.

“Operating Income” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, without limitation, rental income reflected in a current rent roll for all Tenants paying rent and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect (whether denominated as basic rent, additional rent, escalation payments, electrical payments or otherwise), common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, business interruption, rent loss or other similar insurance proceeds and other miscellaneous income.  Operating Income shall not include (a) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period), (b) condemnation proceeds (other than condemnation proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period), (c) proceeds of any financing, proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein, (d) capital contributions or loans to Borrower or an Affiliate of Borrower, (e) any item of income otherwise includable in Operating Income but paid directly by any Tenant to a Person other than Borrower or Manager on behalf of Borrower, (f) any other extraordinary, non-recurring revenues, (g) payments paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (h) payments paid by or on behalf of any Tenant under a Lease in whole or partial consideration for the termination of any Lease, (i) sales tax rebates from any Governmental Authority, (j) payments from any Tenant in default under its Lease beyond any applicable notice and cure periods, (k) payments from any Tenant that has expressed its intention (directly, constructively or otherwise) to not renew or to terminate, cancel and/or reject its applicable Lease, (l) sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, (m) interest income from any source other than the Reserve Funds required pursuant to this Agreement or the other Loan Documents, (n) unforfeited security deposits, utility and other similar deposits, (o) income from Tenants not paying rent or (p) any disbursements to Borrower from the Reserve Funds.  Lender’s reasonable calculation of Operating Income shall be conclusive and binding on Borrower absent manifest error.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Taxes” shall have the meaning set forth in Section 2.8(b) hereof.

“Participant” shall have the meaning set forth in Section 13.9(a) hereof.

“Periodic Treasury Yield” shall mean the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in the The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.

“Permitted Encumbrances” shall mean, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but excluding any lien securing any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments), (d) any workers’, mechanics or similar liens on the Property that are bonded or discharged within sixty (60) days after Borrower first receives written notice of such lien or which are being contested in accordance with Section 7.16, (e) rights of occupancy of Tenants under Leases, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Pfandbrief Pledge” shall have the meaning set forth in Section 13.11 hereof.

“Policies” shall have the meaning specified in Section 9.1 hereof.

“Prepayment Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan, a payment to Lender in an amount equal to (i) if the prepayment occurs on or before the first (1st) day of the thirteenth (13th) calendar month occurring after the Closing Date, the greater of (x) one percent (1.0%) of the amount of the Loan or (y) Lender’s calculation of Spread Maintenance Premium; (ii) if the prepayment occurs after the first (1st) day of the thirteenth (13th) calendar month occurring after the Closing Date and on or before the first day of the twenty-fifth (25th) calendar month occurring after the Closing Date, an amount equal to one percent (1.0%) of the principal amount of the Loan and (iii) if the prepayment occurs after the first (1st) day of the twenty-fifth (25th) calendar month occurring after the Closing Date, an amount equal to 0.00% of the principal amount of the Loan.  The Prepayment Premium shall be calculated by Lender and shall be conclusive and binding absent manifest error.  There shall be no partial prepayments of the Loan (i.e., the Loan may only be prepaid in full) except in accordance with Section 2.7(b) hereof.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”.  If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%).  If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.  Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Prime Rate, for purposes of the Loan, be less than zero percent (0%) per annum.

“Prior Loan” shall mean the loan evidenced by that certain Promissory Note dated December 28, 2017, in the original principal amount of $13,500,000 issued by Borrower to Great Western Bank pursuant to the Business Loan Agreement dated December 28, 2017, between Borrower and Great Western Bank.

“Prohibited Transfer” shall have the meaning set forth in Section 8.2 hereof.

“Projections” shall have the meaning set forth in Section 13.9 hereof.

“Property” shall have the meaning set forth in the Security Instrument.

“Property Condition Report” shall mean that certain Property Condition Report prepared by Partner Engineering and dated as of December 17, 2018.

“Provided Information” shall have the meaning set forth in Section 13.2(b) hereof.

“Publicly Traded Restricted Party” shall have the meaning set forth in Section 8.3 hereof.

“Qualified Insurer” shall have the meaning set forth in Section 9.1 hereof.

“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that such Rating Agency has been designated by Lender, or is anticipated to be designated by Lender, in connection with any Secondary Market Transaction.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.  For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Lender does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Lender based on its good faith determination.  For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“REA” shall mean, individually and/or collectively (as the context may require), each condominium agreement, reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property as more particularly described on Schedule II hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.

“Register” shall have the meaning set forth in Section 13.9 hereof.

“Registrar” shall have the meaning set forth in Section 13.6 hereof.

“Registration Statement” shall have the meaning set forth in Section 13.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related,” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Requirements” shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).

“Rent Deficiency” shall have the meaning set forth in Section 4.4 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 9.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 5.17 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Lease” shall have the meaning set forth in Section 4.4 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 4.2 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 4.2 hereof.

“Replacements” for any period shall mean amounts expended for recurring replacements, maintenance and/or capital improvements to the Property and required to be capitalized according to GAAP and reasonably approved by Lender (but specifically excluding any operating expenses).

“Reporting Failure” shall have the meaning set forth in Section 7.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 7.12 hereof.

“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Immediate Repair Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Lease Termination Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits).  The determination of the Reserve Percentage shall be based on the assumption that Lender funded 100% of the Loan in the interbank Eurodollar market.  In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve

Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage.  Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error.  The term “Reserve Percentage” shall also include the rates (expressed as a decimal) of reserve requirements applicable to Lender on the date that is two (2) Business Days prior to the beginning of such Interest Accrual Period (or such other date prior to such Interest Accrual Period as determined by Lender in connection with the Substitute Rate Loan Conversion) under any applicable law, rule or regulation of any Governmental Authority from time to time in effect with respect to making loans or extending credit with reference to the applicable Substitute Index.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, chief executive officer, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 9.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 9.4 hereof.

“Restoration Threshold” shall mean an amount equal to 5% of the outstanding principal balance of the Loan.

“Restricted Account” shall have the meaning set forth in the Cash Management Agreement.

“Restricted Party” shall have the meaning set forth in Section 8.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall have the meaning set forth in Section 8.1 hereof.

“Sanctioned Target” shall have the meaning set forth in Section 5.28 hereof.

“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) the Borrower or any member of the Borrower Group is located or conducts business, (ii) in which any of the proceeds of the Loan will be used, or (iii) from which repayment of the Debt will be derived.

“Secondary Market Transaction” shall have the meaning set forth in Section 13.1 hereof.

“Section 2.8 Certificate” shall have the meaning set forth in Section 2.8(e) hereof.

“Section 2.8 Taxes” shall have the meaning set forth in Section 2.8 hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall have the meaning set forth in Section 13.2 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 13.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 6.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies.

“Solvent” shall have the meaning set forth in Section 5.27.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(c) hereof.

“Special Member” shall have the meaning set forth in Section 6.1(ed) hereof.

“Sponsor” shall mean, individually and collectively, as the context requires in favor of Lender:  (i) Guarantor and (ii) Gaia International, Inc., a Colorado corporation.

“Spread Maintenance Premium” shall mean a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Loan on the outstanding principal amount of the Loan from the date of such prepayment through the Maturity Date, assuming an interest rate equal to the LIBOR Spread (or, if the Loan is a Substitute Rate Loan, the Substitute Spread), such future installments of interest to be discounted at an interest rate per annum equal to the Periodic Treasury Yield.  Lender’s calculation of the Spread Maintenance Premium shall be conclusive and binding on Borrower absent manifest error.

“State” shall mean the state in which the Property or any part thereof is located.

“Substitute Base Rate” shall mean a rate determined by Lender based on the Substitute Index determined as of the Determination Date immediately preceding the first (1st) day of the applicable Interest Accrual Period, provided, that, in no event shall the Substitute Base Rate be less than two (2) percent (2.0%) per annum.

“Substitute Index” shall mean either (i) a floating rate index (a) that becomes generally accepted as a successor interest rate index to LIBOR in securitized and capital markets real estate finance transactions, as determined by Lender in Lender’s sole but good faith discretion, (b) is a Floating Rate Option under the 2006 ISDA Definitions (as may be amended from time to time) or successor definitions to the 2006 ISDA Definitions as published by the ISDA and (c) for which ISDA has published a final version of an amendment or protocol that has the effect of amending pre-existing ISDA-based swap agreements, generally providing such floating rate index as a successor or alternative to the USD-LIBOR-BBA definition in effect as of the date hereof (such index to be determined by Lender in Lender’s sole but good faith discretion, by reference to a generally accepted reporting service for such index such as Bloomberg or a similar service); or (ii) if Lender determines in good faith that a floating rate index described in clause (i) of this definition cannot be determined, then, for so long as such a floating rate index cannot be determined, the Prime Rate.

“Substitute Rate” shall mean with respect to any Interest Accrual Period, a variable rate per annum equal to the sum of (i) the Adjusted Substitute Base Rate and (ii) the Substitute Spread; provided, however, in no event shall the Substitute Rate be less than Five and 75/100 percent (5.75%).

“Substitute Rate Loan” shall mean the Loan at any time in which the Interest Rate is calculated at the Substitute Rate in accordance with the provisions of Section 2.5.

“Substitute Rate Loan Conversion” shall mean a conversion of the Loan from a LIBOR Loan to a Substitute Rate Loan or any subsequent change in the Substitute Index, in each case in accordance with Section 2.5(c) hereof.

“Substitute Spread” shall mean, in connection with any Substitute Rate Loan Conversion, the difference (expressed as the number of basis points) between (a) LIBOR plus the LIBOR Spread as of the Determination Date for which LIBOR was last available minus (b) the Substitute Base Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Substitute Spread shall be zero (0).

“Syndication” shall have the meaning set forth in Section 13.9 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 4.7 hereof.

“Tax Reserve Account” shall have the meaning set forth in Section 4.7 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Termination Space” shall have the meaning set forth in Section 4.4 hereof.

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate.  The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 13.2 hereof.

“Underwritten NOI” shall mean Underwritten Operating Income less Underwritten Operating Expenses.  Lender’s calculation of Underwritten NOI (including determination of items that do, and do not, qualify as Operating Income or Operating Expenses) shall be calculated by Lender in good faith based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing twelve (12) month period adjusted upwards (but not downwards) by CPI and anticipated increases in Operating Expenses. Lender’s calculation of Underwritten Operating Expenses shall be conclusive and binding on Borrower absent manifest error.

“Underwritten Operating Income” shall mean projected annualized Operating Income based on the most recent rent roll and such other information as is required to be delivered by Borrower pursuant to Section 7.12 hereof excluding rent relating to tenants under Leases (pursuant to the most recent rent roll) which is more than thirty (30) days delinquent as reasonably adjusted by Lender to take into account, a vacancy factor equal to the greater of (a) an imputed vacancy rate of 5%, (b) market vacancies for the market in which the Property is located, and (c) the actual vacancy rate at the Property.  Lender’s calculation of Underwritten Operating Income shall be conclusive and binding on Borrower absent manifest error.

“Updated Information” shall have the meaning set forth in Section 13.1 hereof.

“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption and (ii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Work Charge” shall have the meaning set forth in Section 7.16(a) hereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Principles of Construction.  All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2.

GENERAL TERMS

Section 2.1The Loan.  Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower.  Borrower hereby waives any right Borrower may have to make any claim to the contrary.  Notwithstanding the foregoing, subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2Disbursement to Borrower.  Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3The Note and the other Loan Documents.  The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.

Section 2.4Use of Proceeds.  Borrower shall use the proceeds of the Loan (i) to  pay and discharge any existing loans relating to the Property, including the Prior Loan, (ii) to pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) to make initial deposits of the Reserve Funds, (iv) to pay costs and expenses incurred in connection with the closing of the Loan, (v) to make a distribution to Borrower’s member, and (v) to the extent any proceeds remain after satisfying clauses (i) through (v) above, for such other lawful purposes as Borrower shall designate, which designation shall be consistent with the terms of this Agreement.  Borrower shall not, and shall ensure that each member of the Borrower Group shall not, directly or indirectly, use any of the proceeds of the Loan to fund, finance or facilitate any activities, business or transactions that would be prohibited by Sanctions, AML Law or Anti-Corruption Law.

Section 2.5Interest Rate.

(a)Generally.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b)Interest Calculation.  Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis.  Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis.

(c)Determination of Interest Rate.

(i)The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Substitute Rate for a Substitute Rate Loan if the Loan is converted to a Substitute Rate Loan pursuant to the provisions hereof.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Substitute Rate Loan.

(ii)Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan or a Substitute Rate Loan, as applicable and Borrower shall pay interest on the outstanding principal amount of the Loan at the LIBOR Rate or the Substitute Rate, as applicable, for the applicable Interest Accrual Period.  Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective.  Each determination by Lender of the Interest Rate, including, without limitation, the basis for a change in the rate or index used to determine the Interest Rate or the identification of the Substitute Index (each as set forth below), shall be conclusive and binding for all purposes, absent manifest error.

(iii)In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market or otherwise, (A) adequate and reasonable means do not exist for ascertaining LIBOR as provided in the definition of LIBOR as set forth herein, (B) LIBOR ceases to be reported, (C) variable rate loan being originated by Lender or its Affiliates are generally referencing another rate or index other than LIBOR or (D) Lender has determined that a Substitute Index has succeeded LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period.  If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Substitute Rate Loan.  In connection with any such Substitute Rate Loan Conversion, following a Securitization, Lender may require that Borrower deliver or cause to be delivered, at its costs and expense, (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC Requirements as determined under the IRS Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, acceptable to Lender in its sole discretion and acceptable to the Rating Agencies) (ii) a Rating Agency Confirmation in connection with such Substitute Rate Loan Conversion, and (iii) evidence satisfactory to Lender that such conversion does not violate ERISA.  Except as provided in this Section, the Loan shall at all times be a LIBOR Loan.  Borrower shall pay to Lender upon demand, any additional amounts necessary to compensate Lender for out-of-pocket costs and expenses in making a Substitute Rate Loan Conversion in accordance with this Section.

(iv)If, pursuant to the terms hereof, any portion of the Loan has been converted to a Substitute Rate Loan and (x) Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable or (y) Lender shall reasonably, but conclusively, determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that a different Substitute Index from what is then being used is a more appropriate basis for calculating the Interest Rate (provided that, such different Substitute Index is generally used by Lender as a replacement for LIBOR for variable rate loans and applied to other similar loans being made to similarly situated customers, which loans are held for investment by Lender and its Affiliates), Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period.  If such notice is given, the related outstanding Substitute Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.  Any change to a different Substitute Index pursuant to the foregoing shall be considered a Substitute Rate Loan Conversion and Lender may require the deliveries set forth in clause (iii) above.

(v)If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Substitute Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Substitute Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law.  Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vi)In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)

shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR or the Substitute Index, as applicable, hereunder;

(B)

shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)

shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans (which may be LIBOR Loans or Substitute Rate Loans) or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender, provided that, such demand by Lender shall apply to all loans of other borrowers similarly affected by such change; and provided, further, that Borrower shall not be required to pay Lender additional amounts for additional costs or reduced amounts  that are attributable to an increase in taxes imposed on Lender.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5(c)(vi), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(vii)Borrower agrees to indemnify Lender and to hold Lender harmless from any actual loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan or a Substitute Rate Loan, as applicable, including, without limitation, any such actual loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan or a Substitute Rate Loan, as applicable, hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan or a Substitute Rate Loan, as applicable, on a day that is not the last day of an Interest Accrual Period, including, without limitation, such actual loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan or a Substitute Rate Loan, as applicable, hereunder, (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Substitute Rate with respect to any portion of the outstanding principal amount of the Loan on a date other than the last day of an Interest Accrual Period, and (D) interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan or a Substitute Rate Loan, as applicable, hereunder (the amounts referred to in clauses (A), (B), (C) and (D) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence.  Lender shall provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.  Notwithstanding the foregoing or anything herein to the contrary, provided Borrower makes any prepayment (whether voluntary or mandatory) of the LIBOR Loan or a Substitute Rate Loan, as applicable, on the last day of an Interest Accrual Period, or if such date is not the last day of an Interest Accrual Period but such prepayment includes the payment of Interest Shortfall, then no Breakage Costs shall be due and payable in connection with such prepayment.

(viii)Lender shall not be entitled to claim compensation pursuant to this subsection for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(ix)Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and/or a Substitute Rate Loan, as applicable, and to avoid or reduce any increased or additional costs payable by Borrower under this subsection, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan and/or a Substitute Rate Loan, as applicable, or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

(d)Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(e)Usury Savings.  This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6Loan Payments.

(a)Payment Before Maturity.  Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due).  Borrower shall pay to Lender on each Monthly Payment Date the Monthly Payment Amount.

(b)Payment on Maturity.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(c)Late Payment Charge.  If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(d)Method and Place of Payment

(i)Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7Prepayments.

(a)Voluntary Prepayments.  Provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole, but not in part, provided that, such prepayment is accompanied by the Prepayment Premium, if any. Lender shall not be obligated to accept any prepayment unless it is accompanied by the Prepayment Premium due in connection therewith. Any prepayment received by Lender on a date other than the first (1st) day of any Interest Accrual Period shall include interest which would have accrued from such date of prepayment through and including the last day of the Interest Accrual Period during which such prepayment is being made (such amounts, the “Interest Shortfall”).  Additionally, Borrower shall pay any Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment) in connection with any prepayment of the Loan.  As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least twenty (20) days (or such shorter period as may be agreed by Lender in its sole discretion) and not more than ninety (90) days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made.  Such Prepayment Notice may be revoked upon no less than two (2) Business Days’ prior written notice to Lender; provided that Borrower shall reimburse Lender for all out-of-pocket costs and expenses reasonably incurred Lender in connection with such revocation, including any Breakage Costs.  Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and, absent Borrower’s timely revocation of such Prepayment Notice, fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 (a “Prepayment Failure”), Borrower shall indemnify Lender from and against, and shall be responsible for, all Losses incurred by Lender with respect to any such Prepayment Failure.

(b)Mandatory Prepayments.  On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrower for Restoration, Lender shall apply such Net Proceeds to prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall and any Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment) and such prepayment shall be applied to the Debt in accordance with Section 9.4(c) hereof. In the event Lender uses Net Proceeds to prepay a portion of the principal balance of the Note and accrued and unpaid interest thereon in accordance with the preceding sentence, Borrower shall, pursuant to this Section 2.7(b), be permitted to prepay the entire amount of the Loan outstanding after the application of such Net Proceeds, together with a Prepayment Premium on such prepayment which does not consist of Net Proceeds. Additionally, Borrower shall be required to make any prepayment required pursuant to Section 13.7 hereof. No Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b) except in connection with a prepayment by Borrower after the application of Net Proceeds (and such Prepayment Premium shall be applicable to any amount of prepayment which does not consist of Net Proceeds).

(c)Prepayments After Default.  After (A) the occurrence and during the continuance of an Event of Default and (B)(i) any acceleration of the Debt, including, without limitation, any acceleration pursuant to Section 10.2(a) hereof due to an Event of Default under Section 10.1(g) hereof or (ii) any prepayment of the Debt, the Default Spread Maintenance Premium shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (x) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure, or any other Person, (y) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise), or (z) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Default Spread Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest, Interest Shortfall, Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such payment), the Prepayment Premium, and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder.  Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Default Spread Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is tendered, prepaid or repaid (in each case, in whole or in part and voluntarily or involuntarily) prior to the Maturity Date; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other tender, prepayment or repayment of the Debt (in each case, in whole or in part and voluntarily or involuntarily) not permitted by the Loan Documents; and (iv) the Default Spread Maintenance Premium represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any tender, prepayment or repayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

(d)Exit Fee.  Intentionally omitted.

Section 2.8Taxes.

(a)Any and all payments by Borrower under or in respect of this Agreement or any other Loan Document to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.8 Taxes”), unless required by Applicable Law.  If Borrower shall be required under any Applicable Law to deduct or withhold any Section 2.8 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender, (i) Borrower shall make all such deductions and withholdings in respect of Section 2.8 Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Section 2.8 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the Applicable Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.8) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

For purposes of this Agreement “Non-Excluded Taxes” are Section 2.8 Taxes other than, in the case of Lender, Section 2.8 Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Section 2.8 Taxes are imposed as a result of Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Section 2.8 Taxes will be treated as Non-Excluded Taxes).

(b)In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property, intangible, filing or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Note or any other Loan Document (collectively, “Other Taxes”).

(c)Borrower hereby agrees to indemnify Lender for, and to hold Lender harmless against, the full amount of Non-Excluded Taxes and Other Taxes (including, without limitation, Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8, imposed on or paid by Lender, or required to be withheld or deducted from a payment to Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by Borrower provided for in this Section 2.8(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.  Amounts payable by Borrower under the indemnity set forth in this Section 2.8(c) shall be paid within ten (10) Business Days from the date on which Lender makes written demand therefor.

(d)Lender shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Borrower to assist Borrower, as the case may be, at the sole expense of Borrower, to recover from the relevant taxation authority or other Governmental Authority any Section 2.8 Taxes in respect of which amounts were paid by Borrower pursuant to Sections 2.8(a), (b) or (c) hereof.  However, Lender will not be required to take any action that would be, in the sole judgment of Lender, legally inadvisable, or commercially or otherwise disadvantageous to Lender in any respect, and in no event shall Lender be required to disclose any tax returns or any other information that, in the sole judgment of Lender is confidential or proprietary.

(e)As soon as practicable, but in no event later than thirty (30) days after the date of any payment of Section 2.8 Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to Lender for its own account a certified copy of the original official receipt evidencing payment thereof.  In the case of any payment under or in respect of this Agreement or any of the other Loan Documents by or on behalf of Borrower through an account or branch outside the United States, or on behalf of Borrower by a payor that is not a United States Person, if Borrower determines that no Section 2.8 Taxes are payable in respect thereof, Borrower shall furnish, or shall cause such payor to furnish, to Lender an opinion of counsel reasonably acceptable to Lender stating that such payment is exempt from Section 2.8 Taxes.  For purposes of this Section 2.8(e) and Section 2.8(f) hereof, the terms “United States” and “United States Person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f)(i) Any Lender (including, for avoidance of doubt any participant, assignee or successor) that is entitled to an exemption from or reduction of U.S. withholding tax with respect to payments under this Agreement, the Note or any other Loan Document shall, to the extent it is legally entitled to do so, deliver or caused to be delivered to Borrower and such other applicable lenders at the time or times reasonably requested by Borrower or such other applicable lenders, such properly completed and executed documentation reasonably requested by Borrower or such other applicable lenders as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a “U.S. Person” (as defined in Section 7701(a)(30) of the IRS Code),

(A)

any Lender that is a U.S. Person shall deliver to Borrower and any other applicable lenders, upon the reasonable request of Borrower or such other applicable lenders, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower and any other applicable lenders on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the other applicable lenders), whichever of the following is applicable:

(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in the form of Exhibit A attached hereto to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code (a “Section 2.8 Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a Section 2.8 Certificate substantially in the form of Exhibit A attached hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Section 2.8 Certificate substantially in the form of Exhibit A attached hereto on behalf of each such direct and indirect partner;

(C)

any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and any other applicable lenders (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or such other applicable lenders), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or such other applicable lenders to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), such Lender shall deliver to Borrower and other applicable lenders at the time or times prescribed by law and at such time or times reasonably requested by Borrower or other applicable lenders such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower or other applicable lenders as may be necessary for Borrower and other applicable lenders to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If the forms and documentation referred to above in this Section 2.8(f) that are provided by a Non-U.S. Lender at the time Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as “Excluded Taxes” (i.e., any Section 2.8 Taxes other than Non-Excluded Taxes) and shall not qualify as Non-Excluded Taxes unless and until Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  However, if, on the date of the assignment and assumption of the Loan (or portion thereof) pursuant to which a Lender assignee becomes a party to this Agreement, Lender assignor was entitled to payments under subsection (a) of this Section 2.8 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent (and only to such extent), the term “Non-Excluded Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Section 2.8 Taxes) United States withholding tax, if any, applicable with respect to such Lender assignee on such date.  Any additional Section 2.8 Taxes in respect of Lender that result solely and directly from a change in the Applicable Lending Office of Lender shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Section 2.8 Taxes are imposed as a result of a change in any Applicable Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 2.8(d) or Section 2.8(i) hereof or otherwise as a result of a request therefor by Borrower.

(g)For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (f) of this Section 2.8 (other than (i) if such failure is due to a change in any Applicable Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Sections 2.8(a) and (c) hereof, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for Lender to deliver such form, certificate or other document), Lender shall not be entitled to payment or indemnification under subsection (a) or (c) of this Section 2.8 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as Lender shall reasonably request to assist Lender in recovering such Non-Excluded Taxes.

(h)Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.8, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of Lender, legally inadvisable or commercially or otherwise disadvantageous to Lender in any respect.

(i)If Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.8 but shall fail to designate a different Applicable Lending Office as provided in subsection (h) of this Section 2.8, then, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may cause Lender to (and, if Borrower so demands, Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by Borrower and reasonably acceptable to Lender; provided that if, upon such demand by Borrower, Lender elects to waive its request for additional compensation pursuant to this Section 2.8, the demand by Borrower for Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn.  Nothing in subsection (h) of this Section 2.8 or this Section 2.8(i) shall affect or postpone any of the rights of Lender or any of the Obligations of Borrower under any of the foregoing provisions of this Section 2.8 in any manner.

(j)Each party’s obligations under this Section 2.8 shall survive the termination of the Loan Documents and payment of any obligations thereunder.

Section 2.9Non-Confidentiality of Tax Treatment.  Notwithstanding anything to the contrary contained in this Agreement, all persons may disclose to any and all persons, without limitations of any kind, the purported or claimed U.S. federal income tax treatment of this Agreement, any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of this Agreement, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal income tax treatment or fact, other than the name of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, and any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of this Agreement to the taxpayer and is not relevant to understanding the purported or claimed federal income tax treatment of this Agreement to the taxpayer.

Section 2.10 Extension of Maturity Date.  Borrower shall have two (2) successive options to extend the scheduled Maturity Date of the Loan to the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, an “Extension Term”), provided that, the following conditions are satisfied: (i) Borrower shall deliver to Lender written notice of its election of such Extension Term at least thirty (30) and not more than ninety (90) days prior to the then applicable Maturity Date; (ii) no Event of Default shall have occurred and be continuing on either the date of such notice or the then applicable Maturity Date; (iii) Borrower shall have entered into an Interest Rate Protection Agreement for the applicable Extension Term in form and substance reasonably acceptable to Lender and otherwise in accordance with the terms of Section 7.24 hereof and shall have collaterally assigned such Interest Rate Protection Agreement to Lender pursuant to the terms of a collateral assignment in form and substance reasonably satisfactory to Lender; (iv) the Debt Yield shall not be less than 8.00% in connection with the first Extension Term and 8.3% in connection with the second Extension Term; (v) if required by Lender, Borrower shall permit Lender or its agents or employees to perform, at Borrower’s sole cost and expense, an inspection of the Property, which inspection shall be acceptable to Lender, in Lender’s sole discretion; (vii) Borrower shall have delivered to Lender, together with its notice pursuant to clause (i) of this Section 2.10 and as of the commencement of the applicable Extension Term, an Officer’s Certificate, in form and substance reasonably acceptable to Lender, certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representation and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time; and (viii) no later than the Business Day prior to the first day of the applicable Extension Term, Borrower shall have paid to Lender the Extension Fee and all reasonable out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) incurred by Lender in connection with such extension.  If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

Section 2.11 Intentionally Omitted.

ARTICLE 3.

CASH MANAGEMENT AGREEMENT

Section 3.1Cash Management Agreement.  Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property in the event of a Cash Sweep Event Period (as defined in the Cash Management Agreement) during the term of the Loan.

Section 3.2Cash Flow Sweep.  In the event of a Cash Sweep Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.

ARTICLE 4.

RESERVE FUNDS

Section 4.1Immediate Repair Funds.

(a)Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (all such repairs are hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Schedule I hereto.  On the Closing Date, Borrower shall deposit with Lender or Servicer an amount equal to $0.00.  Amounts deposited pursuant to this Section 4.1 are referred to herein as the “Immediate Repair Funds”.  All Immediate Repair Funds shall be held by Lender or Servicer in an Eligible Account (the “Immediate Repair Reserve Account”).

Section 4.2Replacement Reserve Funds.

(a)Borrower shall deposit with Lender or Servicer on each Monthly Payment Date an amount equal to $2,423.00 (the “Replacement Reserve Monthly Deposit”) for the Replacements.  Amounts deposited pursuant to this Section 4.2 are referred to herein as the “Replacement Reserve Funds” and shall be deposited into the Replacement Reserve Subaccount (as defined in the Cash Management Agreement).  Lender may reassess its estimate of the amount necessary for Replacements from time to time and may require Borrower to increase the monthly deposits required pursuant to this Section 4.2 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.  Notwithstanding the aforementioned, the aggregate amount of Replacement Reserve Funds shall not exceed an amount equal to  $29,073.00  (the “Replacement Reserve Cap”) on any Monthly Payment Date (after giving effect to the payment of the Replacement Reserve Monthly Deposit) and accordingly, to the extent a Replacement Reserve Monthly Deposit would cause the aggregate amount Replacement Reserve Funds to exceed the Replacement Reserve Cap, such Replacement Reserve Monthly Deposit shall be decreased by an amount equal to such excess and any amount in the Replacement Reserve Subaccount exceeding the Replacement Reserve Cap shall be promptly returned to Borrower.

(b)Lender shall disburse Replacement Reserve Funds only for Replacements.  Lender shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with the Applicable Law, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual Replacement exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacements; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding the foregoing, all Replacement Reserve Funds not theretofore used and remaining on deposit in the Replacement Reserve Subaccount shall be disbursed to Borrower upon the earlier to occur of (i) payment in full of the Debt or (ii) the release of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

(c)Nothing in this Section 4.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours following not less than two Business Days’ prior notice other than in the case of an emergency (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements.  All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 4.3Leasing Reserve Funds.

(a)Borrower shall deposit with Lender or Servicer on each Monthly Payment Date the sum of $8,170.00 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof.  Amounts deposited pursuant to this Section 4.3 are referred to herein as the “Leasing Reserve Funds” and shall be deposited into the Leasing Reserve Subaccount (as defined in the Cash Management Agreement).    Notwithstanding the aforementioned, the aggregate amount of Leasing Reserve Funds shall not exceed an amount equal to  $98,040.00  (the “Leasing Reserve Cap”) on any Monthly Payment Date (after giving effect to the payment of the Leasing Reserve Monthly Deposit) and accordingly, to the extent a Leasing Reserve Monthly Deposit would cause the aggregate amount Leasing Reserve Funds to exceed the Leasing Reserve Cap, such Leasing Reserve Monthly Deposit shall be decreased by an amount equal to such excess and any amount in the Leasing Reserve Subaccount exceeding the Leasing Reserve Cap shall be promptly returned to Borrower.

(b)Lender shall disburse to Borrower the Leasing Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have reviewed and approved the Lease and related leasing commissions in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all Applicable Law, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (vi) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender; (vii) Lender shall have received (x) if such request for disbursement is in connection with tenant improvements, an estoppel from the Tenant for which the tenant improvements have been performed stating that such tenant improvements have been completed in a manner satisfactory and acceptable to such Tenant, such Tenant has accepted the premises demised under the applicable Lease and is in actual, physical occupancy of, and open to the public for business in, the space demised under its Lease, such Tenant is paying full, unabated rent, and containing such other information as Lender may reasonably require, in form and substance reasonably satisfactory to Lender, and/or (y) if such request for disbursement is in connection with leasing commissions, a certificate from the leasing agent that no further sums are due to it in connection with the applicable Lease; and (viii) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property and/or leasing commissions to be funded by the requested disbursement have been completed (to the extent applicable), are due and payable and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Leasing Reserve Funds more frequently than once each calendar month or in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding the foregoing, all Leasing Reserve Funds not theretofore used and remaining on deposit in the Leasing Reserve Subaccount shall be disbursed to Borrower upon the earlier to occur of (i) payment in full of the Debt or (ii) the release of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

Section 4.4Lease Termination Funds.

(a)In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”) Borrower shall immediately deposit such Lease Termination Fee with Lender or Servicer, to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and, in the event that there is a Rent Deficiency for the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent.  Amounts deposited pursuant to this Section 4.4 are referred to herein as the “Lease Termination Reserve Funds”.

(b)Lender shall disburse to Borrower the Lease Termination Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions:  (i) Borrower shall submit a request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and (A) specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specifies the amount by which the rent expected to be obtained by Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant in the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”); (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have reviewed and approved the Replacement Lease and related leasing commissions in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) with respect to any Lease Termination Reserve Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) with respect to any Lease Termination Reserve Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all Applicable Law such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (vi) with respect to any Lease Termination Reserve Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender; (vii) Lender shall have received (x) if such request for disbursement is in connection with tenant improvements, an estoppel from the Tenant for which the tenant improvements have been performed stating that such tenant improvements have been completed in a manner satisfactory and acceptable to such Tenant, such Tenant has accepted the premises demised under the applicable Lease and is in actual, physical occupancy of, and open to the public for business in, the space demised under its Lease, such Tenant is paying full, unabated rent, and containing such other information as Lender may reasonably require, in form and substance reasonably satisfactory to Lender, and/or (y) if such request for disbursement is in connection with leasing commissions, a certificate from the leasing agent that no further sums are due to it in connection with the applicable Lease; and (viii) with respect to any Lease Termination Reserve Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Lease Termination Reserve Funds more frequently than once each calendar month, or in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).  All Rent Deficiency disbursements made by Lender shall be deposited into the Restricted Account as if such sums were received by Borrower as Rent during the calendar month after such request is made by Borrower.

(c)Notwithstanding the foregoing, (i) upon receipt by Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Lender shall disburse to Borrower the Lease Termination Reserve Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrower for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60) and (ii) Lender shall disburse, or cause Servicer to disburse, to Borrower all Lease Termination Reserve Funds not used and remaining on deposit upon the earlier to occur of (A) payment in full of the Debt or (B) the release of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

Section 4.5Intentionally Omitted.

Section 4.6Intentionally Omitted.

Section 4.7Tax and Insurance Reserve Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date, Borrower shall pay (or cause to be paid) to Lender or Servicer on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full ten (10) days prior to the respective due dates for the Taxes (the “Monthly Tax Deposit”), and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 9.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 9.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”) (such amounts deposited with Lender or Servicer to pay Taxes and Insurance Premiums are collectively herein referred to as the “Tax and Insurance Reserve Funds”).  In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment to Lender or Servicer with respect to the same.  Additionally, if, at any time, Lender determines that amounts on deposit or scheduled to be deposited with Lender or Servicer with respect to Taxes or Insurance Premiums, as applicable, (i) will be insufficient to pay all applicable Taxes in full ten (10) days prior to the respective due dates for the Taxes and/or (ii) will be insufficient to pay all applicable Insurance Premiums in full at least thirty (30) days prior to the expiration of the Policies, Borrower shall make a True Up Payment with respect to such insufficiency to Lender or Servicer; provided that, if Borrower receives notice of any deficiency in the payment of Taxes after the date that is ten (10) days prior to the date that such Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.  Borrower agrees to notify Lender of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums within five (5) Business Days of which Borrower has acquired knowledge thereof and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority.  Lender shall have the right to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Reserve Funds to the payment of such Taxes and Insurance Premiums.  If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to the terms hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Funds.

Section 4.8Intentionally Omitted.

Section 4.9Intentionally Omitted.

Section 4.10The Accounts Generally.

(a)All Reserve Funds shall be held in Eligible Accounts.  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds, the Accounts and any and all sums now or hereafter deposited in the Reserve Funds and the Accounts as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds and the Accounts shall constitute additional security for the Debt.  The provisions of this Section 4.11 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Reserve Funds and the Accounts and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC.  Borrower acknowledges and agrees that the Reserve Funds and the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender; provided that the foregoing shall not relieve Lender of its obligation to disburse, or cause Servicer to disburse, all Reserve Funds to Borrower upon the earlier to occur of (A) payment in full of the Debt or (B) the release of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

(b)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Reserve Funds and/or the Accounts in the form required to properly perfect Lender’s security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any “permitted investments” as set forth in Section 13.8 hereof) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds and/or the Accounts.

(c)Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds, (ii) Lender may liquidate and transfer any amounts then invested in “permitted investments” pursuant to the applicable terms hereof to the Reserve Funds or reinvest such amounts in other “permitted investments” as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Reserve Funds, and (iii) Lender shall have all rights and remedies with respect to the Reserve Funds as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)The insufficiency of Reserve Funds shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the Accounts, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  At Lender’s request, Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds and the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)Interest accrued, if any, on the Reserve Funds shall not be required to be remitted to any Account and may instead be retained by Lender.

(g)Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Reserve Funds, the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Reserve Funds, the Accounts and the reasonable, documented fees and expenses of outside legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

(h)Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds (excluding any interest retained by Lender for its account).

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 5.1Legal Status and Authority; Compliance with Law.  Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property.  Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.  Borrower is in compliance with all Applicable Law, including, without limitation, all Applicable Law relating to Sanctions, OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction.

Section 5.2Validity of Documents.  (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform

Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 5.3Litigation.  There is no action, suit, investigation, arbitration or proceeding, judicial, governmental, administrative or otherwise (including any condemnation or similar proceeding), pending, filed, or, to Borrower’s knowledge, threatened against or affecting Borrower, Sponsor or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or would reasonably be expected to have a Material Adverse Effect.

Section 5.4Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower or the Property is bound.  Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.  There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 5.5Financial Condition.

(a)Borrower is Solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

(b)Neither the Property, nor any portion thereof, is the subject of any proceeding under Creditors Rights Laws.

(c)No petition in bankruptcy has been filed by or against Borrower, Sponsor, Guarantor or any Affiliate in the last ten (10) years, and neither Borrower, Sponsor, Guarantor nor any Affiliate in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(d)Borrower is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

Section 5.6Disclosure.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 5.7No Plan Assets.  As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans, and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.  As of the date hereof, neither Borrower nor any ERISA Affiliate maintains, sponsors or contributes to a Defined Benefit Plan or a Multiemployer Plan.

Section 5.8Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 5.9Business Purposes.  The Loan is solely for the business purpose of Borrower and its Affiliates, and is not for personal, family, household, or agricultural purposes.

Section 5.10Borrower Information.  Borrower’s principal place of business and its chief executive office as of the date hereof is 833 West South Boulder Road, Louisville, Colorado 80227.  Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct.  Borrower is not subject to back-up withholding taxes.

Section 5.11Status of Property.

(a)Borrower has obtained all material certificates, licenses, permits, franchises, consents, and other approvals, governmental and otherwise, necessary for the ownership and operation of the Property and the conduct of its business (collectively, “Licenses”) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)The Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.

(c)The Property is served by all utilities necessary for the current or contemplated use thereof.  All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.  The Property is served by public water and sewer systems.  All utilities and public water and sewer systems serving the Property are adequate for the current or contemplated use thereof.

(d)All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.  The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(e)The Property is free from damage caused by fire or other casualty.  Except as may be disclosed in the property condition report obtained by Lender in connection with the Loan, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted); to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f)All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(g)Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(h)All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Law.

(i)No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 9.1(a) hereof.  No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)Except for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not cause a Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto the Property.

(k)To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any presently contemplated improvements to the Property by Borrower that could reasonably be expected to result in such special or other assessments.

Section 5.12Financial Information.  All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender by Borrower, Sponsor or Guarantor in respect of the Property (a) present fairly in all material respects the financial condition, results of operations, cash flows, and rent rolls, as applicable, of Guarantor (on a consolidated basis), Borrower or the Property, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.  Since the date of such financial statements and through the date hereof, there has been no material adverse change in the financial condition, operations or business of Guarantor (on a consolidated basis) or Borrower from that set forth in said financial statements.

Section 5.13Condemnation.  No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 5.14Separate Lots.  The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 5.15Insurance.  Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 5.16Use of Property.  The Property is used exclusively as an office complex and other appurtenant and related uses.

Section 5.17Leases and Rent Roll.  Except as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) except for the Gaia International Lease, all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases as of the date hereof have been completed and the Tenants under the Leases as of the date hereof have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants; (i) as of the date hereof, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements relating to the Property with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) as of the date hereof, no Tenants have exercised any right to “go dark” that they may have under their Leases and no event has occurred that, but for the giving of notice and/or passage of time, would give any Tenant any right to abate rent, “go dark” or terminate any Lease; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) as of the date hereof, no brokerage commissions or finders fees are due and payable regarding any Lease; (q) each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; (r) no Tenant has sublet any portion of the premises demised to such Tenant under its Lease or any portion thereof, except for that certain Sublease Agreement dated February 12, 2018, between Fit For Life NA, LLC, as sublandlord, and Valuation Connect, LLC, as subtenant; and (s) no Tenant is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

Section 5.18Filing and Recording Taxes.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by Borrower, or any Person on Borrower’s behalf, under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.19Management Agreement.  The Management Agreement is in full force and effect and, to Borrower’s knowledge, (a) there is no default thereunder by any party thereto and (b) no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  As of the date hereof, no management fees under the Management Agreement are due and payable.

Section 5.20Illegal Activity/Forfeiture.

(a)No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

(b)There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

Section 5.21Taxes.  Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 5.22Permitted Encumbrances.  None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 5.23Material Agreements.  With respect to each Material Agreement, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) Borrower has not received any written notice of any uncured defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Material Agreement, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, and (d) no party to any Material Agreement has commenced any action to which Borrower is a party, and Borrower has neither given or received any written notice for the purpose of terminating any Material Agreement.

Section 5.24Intentionally Omitted.

Section 5.25Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 5.26Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 5.27Fraudulent Conveyance.  Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the present fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents on the date hereof, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities;  the present fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents on the date hereof, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured;  Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents on the date hereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted;  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature in the ordinary course of business (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower); provided, that, for the purposes of the foregoing, “fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer which is willing (but under no compulsion) to purchase, and the amount of all contingent liabilities at any time outstanding shall be computed as the amount that, in light of all the facts and circumstances existing at the time, would reasonably be expected to become an actual and matured liability (the foregoing being defined herein as “Solvent”).

Section 5.28Sanctioned Targets.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals and Blocked Persons List and all other lists maintained by OFAC or any other U.S. government agency)

(“Sanctioned Target”); (b) unless expressly waived in writing by Lender, to the knowledge of Borrower, no Sanctioned Target has any direct or indirect interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable; (c) to the knowledge of Borrower, none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; (d) Borrower, Sponsor and Guarantor have instituted, maintain and comply with policies, procedures and controls reasonably designed to assure compliance with Sanctions; (e) Borrower, Sponsor and Guarantor are in compliance with Sanctions in all material respects; and (f) to Borrower’s knowledge, Borrower, Sponsor and Guarantor and their respective Affiliates are not under investigation for an alleged breach of any Sanctions by a Governmental Authority that enforces Sanctions. Borrower covenants and agrees that in the event Borrower receives any written notice that Borrower, Sponsor or Guarantor (or any of their respective Affiliates) or any Person that has an interest in the Property is designated as a Sanctioned Target, Borrower shall immediately notify Lender in writing.  Borrower shall notify Lender in writing not more than one (1) Business Day after first becoming aware of any breach of this Section. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to the Loan is designated as a Sanctioned Target.  The representations and covenants contained in this Section 5.28 shall not apply to any Person that owns a direct or indirect interest in any Publicly Traded Restricted Party.

Section 5.29Money Laundering Control Act.  All capitalized words and phrases and all defined terms used in the Money Laundering Control Act of 1986, 18 USC Sections 1956-57, as amended, and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Money Laundering Control Act, including, without limitation, the USA PATRIOT Act 2001, 107 Public Law 56 and all anti-money laundering laws, orders, rules and regulations of any foreign jurisdiction (collectively, referred to as “AML Law”) are incorporated into this Section.  Borrower hereby represents and warrants that Borrower, Sponsor and Guarantor and each and every Person Affiliated with Borrower, Sponsor and/or Guarantor or that, to Borrower’s knowledge, has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is (excluding any Indemnified Person or any other assignee or participant or Lender not affiliated with Borrower, Sponsor or Guarantor):  (i) in full compliance with all applicable requirements of AML Law and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with AML Law and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of AML Law or otherwise under investigation with respect to any AML Law; (iv) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in AML Law, including, without limitation, the USA PATRIOT Act of 2001, 107 Public Law 56; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in AML Law.  Borrower covenants and agrees that in the event Borrower receives any written notice that Borrower, Sponsor or Guarantor (or any of their respective Affiliates) or any Person that has an interest in the Property is indicted, arraigned, custodially detained or convicted on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to the Loan affiliated with Borrower, Guarantor or Sponsor is indicted, arraigned, custodially detained or convicted on charges involving money laundering or predicate crimes to money laundering or is involved in any activity which could result in an indictment, arraignment, custodial detention or conviction on any such charges. The representations and covenants contained in this Section 5.29 shall not apply to any Person that owns a direct or indirect interest in any Publicly Traded Restricted Party.

Section 5.30Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 5.31REA Representations.  With respect to each REA, (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) neither Borrower, nor to Borrower’s knowledge, any other party to any REA, is in default under any REA and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any of the material provisions of any REA, (c) to Borrower’s knowledge, all sums due and payable under each REA have been paid in full, (d) to Borrower’s knowledge, no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA, and (e) to Borrower’s knowledge, the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan, if any, are true, complete and correct in all material respects and are hereby incorporated by reference as if fully set forth herein.

Section 5.32No Change in Facts or Circumstances.  All information submitted by Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably be expected to have a Material Adverse Effect.

Section 5.33Perfection of Accounts.  Borrower hereby represents and warrants to Lender that:

(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and

(b)The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement and Article 4 hereof.

Section 5.34Interest Rate Protection Agreement.  Borrower hereby represents and warrants that it is an “Eligible Contract Participant,” as such term is defined under the Commodity Exchange Act, and that it has otherwise satisfied all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.

Section 5.35Intentionally Omitted.

Section 5.36Guarantor and Sponsor Representations.

(a)Borrower hereby represents and warrants that, as of the date hereof, the representations and warranties set forth in the first sentence of Section 5.1, Section 5.3, the first and second sentences of Section 5.4,  Section 5.5 (but with respect to Guarantor on a consolidated basis for purposes of clause (a)),  Sections 5.6 through 5.8, 5.18, 5.21 (with respect to all federal and material state, county, municipal and city income, personal property and other taxes and tax returns), 5.27 (but with respect to Guarantor on a consolidated basis), 5.28, 5.29, and 5.32 above are true and correct with respect to Guarantor, as the same are applicable to Guarantor.  Wherever the term “Borrower” is used in each of the foregoing Sections it shall be deemed to be “Guarantor” with respect to Guarantor; provided, that the representations and covenants contained in Sections 5.28 and 5.29 shall not apply to any Person that owns a direct or indirect interest in any Publicly Traded Restricted Party.

(b)Borrower hereby represents and warrants that, as of the date hereof, the representations and warranties set forth in the first sentence of Sections 5.1, 5.3, 5.5 (but with respect to Sponsor, on a consolidated basis for purposes of clause (a)), and 5.27 (but with respect to Sponsor on a consolidated basis), 5.28 and 5.29 above are true and correct with respect to Sponsor, as the same are applicable to Sponsor; provided, that the representations and covenants contained in Sections 5.28 and 5.29 shall not apply to any Person that owns a direct or indirect interest in any Publicly Traded Restricted Party. Wherever the term “Borrower” is used in each of the foregoing Sections it shall be deemed to be “Sponsor” with respect to Sponsor.

(c)Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 5 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender under this Loan Agreement or any of the other Loan Documents.  All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

CFIUS

Either (a) Borrower’s acquisition of the Property was not a Covered Transaction, or (b) Borrower has previously obtained CFIUS Approval with respect to Borrower’s acquisition of the Property.

ARTICLE 6.

ENTITY COVENANTS

Section 6.1Single Purpose Entity/Separateness.

(a)Borrower shall not:

(i)engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)merge into or consolidate with any Person or effectuate a Division, or dissolve, terminate, liquidate in whole or in part, or transfer, Divide or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)fail to observe all organizational formalities, or fail to preserve its existence as a limited liability company duly organized, validly existing and in good standing (if applicable) under the Act, or amend or modify its organizations documents without the prior consent of the Lender or fail to comply with the provisions of its organizational documents;

(v)own any subsidiary, or make any investment in, any Person;

(vi)commingle its assets with the assets of any other Person;

(vii)incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt and the Prior Loan, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) Permitted Equipment Leases, and/or (D) reimbursements to Affiliates for shared overhead expenses as contemplated by Section 6.1(a)(xvii); provided, however, the aggregate amount of the indebtedness described in (B), (C) and (D) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii)fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and members.  Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet.  Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except (A) for the transactions contemplated by the Loan Documents, the Gaia International Lease and the Management Agreement, and (B) other contracts and transactions upon terms and conditions that are fair and reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)make any loans or advances to any Person;

(xiii)fail to file its own tax returns unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law);

(xiv)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person and not as a division or part of any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service when due and shall not (i) require any equity owner to make additional capital contributions to Borrower, or (ii) require Borrower to maintain adequate capital to repay the Loan at the Maturity Date without proceeds from any refinancing of the Debt (provided, however, nothing in this Section shall relieve Guarantor of its obligations to pay the Debt);

(xvi)without the unanimous written consent of all of its managers and members, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause Borrower to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks, except for business conducted on behalf of Borrower by Manager pursuant to the Management Agreement, so long as Manager holds itself out as an agent or representative of Borrower;

(xviii)fail to remain Solvent (as defined in Section 5.27), to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds (in each case to the extent there exists sufficient cash flow from the Property to do so); or

(xix)acquire obligations or securities of its members or ther affiliates, as applicable or identify its members or other affiliates, as applicable, as a division or part of Borrower.

(b)Borrower hereby represents and warrants that (I) Borrower (i) is and has always been duly formed, validly existing and in good standing in the state of its formation or organization and in all other jurisdictions where it is qualified to do business; (ii) has not had and does not have any judgments or liens of any nature against it (except for tax liens not yet due); (iii) has been and is in compliance in all material respects with all Applicable Law and has received all material permits necessary for it to operate its contemplated business; (iv) is not currently the subject of, or currently involved in any capacity in, any pending or, to Borrower’s knowledge, threatened litigation (other than ordinary course “slip and fall” litigation that is covered by insurance); (v) is not, and has not been, involved in any dispute with any taxing authority (other than any tax contests and tax reassessment requests effectuated in the ordinary course of business); (vi) has paid all Taxes and Other Charges; (vii) has never owned any property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business except the ownership and operation of the Property; (viii) is not now a party to any lawsuit, arbitration, summons or legal proceeding (other than “slip and fall” litigation and other similar litigation in the ordinary course of business that would not have a Material Adverse Effect); (ix) has not failed to provide Lender with complete financial statements that fairly present in all material respects Borrower’s financial condition and (x) has no material contingent or actual obligations not related to the Property; (II) each amendment and restatement of Borrower’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time; and (III) following application of the proceeds of the Loan in accordance with Section 2.4, (A) the Prior Loan has been (or will be) satisfied in full on or before the date hereof, (B) neither Borrower, SPE Component Entity, nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), and (C) all collateral and security for the Prior Loan has (or will be) been released on or prior to the date hereof.

(c)If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner, managing member or sole member, as applicable (each, an “SPE Component Entity”) shall be an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower.  Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 6 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity.  Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of organization and operating agreement are substantially similar to those of such SPE Component Entity.  For the avoidance of doubt, Borrower shall not be a corporation and Guarantor shall not be deemed to be an SPE Component Entity.

(d)Any Borrower or SPE Component Entity that is a limited liability company formed in the State of Colorado shall not have the power to divide and the organizational documents of any such Borrower and SPE Component Entity shall provide an express acknowledgment that it does not have the power to divide.

(e)In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as a springing member of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of the Act.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the Act, Special

Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of the springing member or Special Member, as the case may be, to vote on such matters required by this Agreement, the Loan Documents or the LLC Agreement. Notwithstanding the foregoing, without the written consent of the Special Member, Borrower shall not (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors.  In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but may serve as a springing member of Borrower or SPE Component Entity (as applicable).

(f)The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

Section 6.2Intentionally Omitted.

Section 6.3Change of Name, Identity or Structure.  Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure (including, without limitation, a Division), without first obtaining the prior written consent of Lender.  Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.  For the avoidance of doubt, Borrower shall not be a corporation.

Section 6.4Business and Operations.  Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

ARTICLE 7.

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 7.1Existence.  Borrower will continuously maintain (a) its existence and shall not dissolve or Divide or permit its dissolution or Division, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.

Section 7.2Applicable Law.

(a)Borrower shall promptly comply and shall cause the Property to comply in all material respects with all Applicable Law affecting Borrower and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to Sanctions, OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, permits, trade names, and franchises. Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.

(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or the Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 7.3Maintenance and Use of Property.  Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects.  The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise permitted pursuant to Section 7.21 hereof.  Borrower shall promptly repair, replace or rebuild (or cause to be repaired, replaced and rebuilt) any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 5.13 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land.  Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof.  If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.4Waste.  Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that would be reasonably be expected to in any way impair the value of the Property in any material respect or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 7.5Taxes and Other Charges.

(a)Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 4.7 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 4.1 hereof).  Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 7.6Litigation.  Borrower shall give prompt written notice to Lender of any litigation (other than ordinary course “slip and fall” litigation that is covered by insurance) or governmental proceedings pending or threatened in writing against Borrower or any SPE Component Entity that would reasonably be expected to have a Material Adverse Effect.

Section 7.7Access to Property.  Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice; provided, Lender shall use commercially reasonable efforts to avoid interference with the ongoing business operations of Tenants during any inspection of the Property.

Section 7.8Notice of Default.  Borrower shall promptly advise Lender of any Material Adverse Change in Borrower’s, Sponsor’s and/or Guarantor’s financial condition or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 7.9Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.

Section 7.10Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

Section 7.11Awards.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or Insurance Proceeds.

Section 7.12Books and Records.

(a)Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i)quarterly certified rent rolls (in the form approved by Lender in connection with the closing of the Loan), each signed and dated by a Responsible Officer of Borrower, within forty-five (45) days after the end of each calendar quarter;

(ii)quarterly operating statements of the Property, prepared and certified by a Responsible Officer of Borrower to be true and correct in all material respects, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within forty-five (45) days after the end of each calendar quarter, as applicable;

(iii)an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower prepared and certified by a Responsible Officer of Borrower to the effect that such financial statements fairly present, in all material respects, the financial condition of the Borrower for the dates indicated and the results of operations and cash flow of Borrower for the periods indicated, within ninety (90) days after the close of each fiscal year of Borrower;

(iv)an annual operating statement of the Property prepared and certified by a Responsible Officer of Borrower to be true and correct in all material respects, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrower;

(v)by no later than 30 days prior to the commencement of each fiscal year, an annual operating budget for the Property for the next succeeding fiscal year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender in writing, which approval shall not be unreasonably withheld, delayed or conditioned (such annual operating budget, as approved by Lender, referred to herein as the “Approved Annual Budget”); and

(vi)by no later than ten (10) days after Lender’s request prior to Securitization, and, thereafter, by no later than thirty (30) days after and as of the end of each calendar quarter, a calculation of the then current Debt Yield certified by a Responsible Officer of Borrower to be true and complete, together with such back-up information as Lender shall require.

(b)Upon request from Lender during a Cash Sweep Event Period, Borrower shall furnish in a timely manner to Lender:

(i)a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete, but no more frequently than quarterly; and

(ii)an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(c)Within ten (10) Business Days of Lender’s request, Borrower shall furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional unaudited financial information (including copies of filed State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender; provided.  Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

(d)Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 7.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP (consistently applied).  Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender.  Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)If any Required Financial Item is not timely delivered (“Reporting Failure”), following written notice from Lender, Borrower shall promptly pay to Lender, as a late charge, the sum of One Thousand and No/100 Dollars ($1,000) per Required Financial Item.  In addition, Borrower shall promptly pay to Lender an additional late charge of Five Hundred and No/100 Dollars ($500.00) per Required Financial Item for each full month during which such Reporting Failure continues following written notice from Lender.  Borrower acknowledges that Lender will incur additional expenses as a result of any such Reporting Failure, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 7.12 are a reasonable estimate of such expenses.  Borrower acknowledges further that the payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Lender may have hereunder, under the Loan Documents or under applicable law for any Event of Default.

Section 7.13Estoppel Certificates.

(a)After request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification, (viii) to Borrower’s knowledge, whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the Tenants are in default under the Leases, and, if any of the Tenants are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)Borrower shall use commercially reasonable efforts to obtain and deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants under any Lease attesting to such facts regarding the Lease as Lender may require (or as specified pursuant to such Lease), including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under such Lease; provided, that Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Securitization). Failure to deliver an estoppel certificate pursuant to this Section 7.13(b) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order to obtain such estoppel certificate.

(c)In connection with any Secondary Market Transaction, at Lender’s written request, Borrower shall provide an estoppel certificate regarding the matters addressed in Section 7.13(a) to any Investor or any prospective Investor in such form and substance as Lender, such Investor or prospective Investor may reasonably require.

(d)Borrower shall use commercially reasonable efforts deliver to Lender, upon request, estoppel certificates from each party under each REA in form and substance reasonably acceptable to Lender. Failure to deliver an estoppel certificate pursuant to this Section 7.13(d) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order to obtain such estoppel certificate.

Section 7.14Leases and Rents.

(a)Borrower has furnished or made available to Lender copies of the Leases in effect on the date hereof. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates for similar properties and be on commercially reasonable terms.  Within ten (10) Business Days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

(b)Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 7.14, provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iii) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant) or, if a renewal or extension of an existing Lease that was originally entered into on a form other than the standard form of Lease, substantially in accordance with such previously existing form, (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property) or any other terms which would reasonably be expected to cause a Material Adverse Effect.  All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease (other than any subletting or assignment which does not require Borrower’s consent under such Lease)) or waivers thereunder executed (or otherwise agreed to) after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld,  delayed or conditioned.

(c)Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.

(d)Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s consent, alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Applicable Law.

(e)Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan.

Section 7.15Management Agreement.

(a)Borrower shall (i) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are reasonably necessary to keep unimpaired the material rights of Borrower under the Management Agreement and (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice.  Without Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed), Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.

(b)If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default.  Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action.  If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(c)Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall, from time to time, use its commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender.  Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.  Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(d)Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager.  New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects.  New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and management agreement.

(e)Any management fees payable under a Management Agreement shall not exceed four percent (4.0%) of the total revenue of the Property for the period for which such fees are to be paid.

Section 7.16Payment for Labor and Materials.

(a)Subject to Section 7.16(b) hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 7.17Performance of Other Agreements.  Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 7.18Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 7.19ERISA.

(a)Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction or Fiduciary Breach under ERISA (“ERISA”) or constitute a violation of any state statute, regulation or ruling impacting a Defined Benefit Plan or a governmental plan.

(b)Borrower shall deliver to Lender such certification or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) either (i) Borrower is not subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans or (ii) the condition set forth in clause (C)(v) below is true; and (C) one or more of the following circumstances is true:

(i)Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);

(iii)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);

(iv)The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or

(v)If a state statute, regulation or ruling does apply to transactions by or with Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.

Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan or permit the assets of Borrower to (i) become “plan assets,” whether by operation of law or under regulations promulgated under ERISA or (ii) become subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans.

Section 7.20No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 7.21Alterations.  Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that would reasonably be expected to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature, except for (w) any alterations performed as a part of a Restoration in accordance with Section 9.4 hereof, (x) any alterations or tenant improvements being made expressly pursuant to existing Leases that have been reviewed and approved by Lender, (y) alterations specifically provided for in the Annual Approved Budget, and (z) any Immediate Repairs.  If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of the same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of the same).  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.  All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.

Section 7.22REA Covenants. Borrower shall (a) promptly perform and/or observe, in all material respects, all of the material covenants and agreements required to be performed and observed by it under any REA and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any REA of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any REA; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Lender, (i) enter into any new REA or execute modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.

Section 7.23Material Agreements. Borrower shall (a) promptly perform and/or observe, in all material respects, all of the material covenants and agreements required to be performed and observed by it under the Material Agreements and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Material Agreements of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Material Agreements; (d) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with the Material Agreements; and (f) not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned), (i) enter into any new Material Agreement or execute material modifications to any existing Material Agreements, (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to the increase of the amount of any charges under the Material Agreements, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.

Section 7.24Interest Rate Protection Agreement.  (a)  Subject to the last sentence of this Section 7.24(a), at all times during the term of the Loan Borrower shall maintain in effect an Interest Rate Protection Agreement having a term equal to the term of the Loan, with an initial notional amount equal to the principal amount of the Loan and with a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.  If Borrower obtains one (1) interest rate cap, the LIBOR strike rate under the Interest Rate Protection Agreement shall be equal to or less than the Capped LIBOR Rate (or, if the Loan is a Substitute Rate Loan, the strike rate under the applicable Interest Rate Protection Agreement shall be equal to or less than the Capped Substitute Rate), or if Borrower obtains more than one (1) interest rate cap, the blended LIBOR (or Substitute Base Rate, as applicable) strike rate under the Interest Rate Protection Agreement, as determined by Lender, shall be equal to or less than the Capped LIBOR Rate (or Capped Substitute Rate, as applicable).  The Interest Rate Protection Agreement shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof.  In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating or the placement by any Rating Agency of such Counterparty “On Watch for Downgrade” from the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) days following receipt of notice of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 7.24) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.  Borrower shall deliver an assignment of interest rate protection agreement, executed by Borrower and acknowledged by the applicable Counterparty, in form and substance reasonably acceptable to Lender, in connection with any Interest Rate Protection Agreement delivered to Lender pursuant to the terms hereof.  At the time Borrower enters into any Interest Rate Protection Agreement, the Counterparty and Borrower shall each be an “Eligible Contract Participant,” as such term is defined under the Commodity Exchange Act, and shall otherwise satisfy all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.  At any time that the Loan accrues interest at the Substitute Rate, Borrower shall, within thirty (30) days following a Substitute Rate Loan Conversion, enter into, and make all payments under, a replacement Interest Rate Protection Agreement (or other hedge arrangement acceptable to Lender in Lender’s sole but good faith discretion and generally accepted as industry standard, as determined by Lender) on the Substitute Base Rate in lieu of LIBOR.

(b)In connection with each Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii)the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 7.25Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have the following rights, to the extent reasonably required for Lender or such other VCOC Investor to qualify, or maintain its qualification, as a “venture capital operating company”, for purposes of the United States Department of Labor Regulation Section 2510.3-101(d):

(a)the right, upon reasonable request, to periodically consult with Borrower’s management during normal business hours regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no more  frequently than quarterly);

(b)the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice; and

the right, in accordance with the terms of this Agreement, including, without limitation, Section 7.12 hereof, to receive year-end financial reports, including balance sheets, statements of income, member’s equity and cash flow, and schedules of outstanding Indebtedness.The rights described above in this Section 7.25 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender (a “VCOC Investor”).  Lender agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this Agreement.

Section 7.26Source of Repayment and Collateral. Borrower shall not fund any repayment of the Debt with proceeds, or provide as collateral any Property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, AML Law or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this Agreement and/or any other Loan Document to be in breach of Sanctions, AML Law or Anti-Corruption Laws.

Section 7.27CFIUS. During the term of the Loan, Borrower shall (and shall cause the holder of the direct membership interests in Borrower to) (a) within five (5) days of receipt of the same, notify Lender of, and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to Borrower’s acquisition of the Property, (b) make any filing requested by CFIUS related to Borrower’s acquisition of the Property, (c) cooperate with, and fully respond to any inquiries received from, CFIUS or any Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to Borrower’s acquisition of the Property, in each case, within the time permitted by CFIUS or such Governmental Authority, as applicable, and (d) subject to the terms and conditions hereof (including, without limitation, Article 8 hereof), take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review.

Section 7.28Intentionally Omitted.

Section 7.29 HVCRE.  Lender must be satisfied, in its sole but good faith discretion, that there is no material risk that the Loan could be classified as an HVCRE Loan and Borrower shall take any and all actions required by applicable regulations so as to ensure the same.

ARTICLE 8.

NO SALE OR ENCUMBRANCE

Section 8.1Transfer Definitions.  For purposes of this Article 8, “Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, or any Affiliated Manager, or any direct owner of equity interests in Borrower or any SPE Component Entity (specifically excluding any shareholder or other direct or indirect beneficial owner of equity interests in Sponsor or Guarantor); and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer, Division, or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

Section 8.2No Sale/Encumbrance.

(a)Except as permitted pursuant to Section 8.3, without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Sponsor, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to (x) Leases of space in the Improvements to Tenants in accordance with the terms hereof, (y) any Permitted Encumbrances, and (z) any Permitted Equipment Leases.

(b)A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) any REA or any Material Agreements; (iii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) any other action instituted by (or at the behest of) Borrower or its affiliates or consented to or acquiesced in by Borrower or its affiliates which results in a termination of an REA or any Material Agreements; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any Division, merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or any Division; (viii) if a Restricted Party is a trust or nominee trust, any Division, merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments; or (x) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 7.15 hereof.

Section 8.3Permitted Equity Transfers.  Notwithstanding the restrictions contained in this Article 8, the following equity transfers shall not be Prohibited Transfers and shall be permitted without Lender’s consent:  (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the sale, transfer (including a pledge) or issuance of shares of common stock or preferred stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock or preferred stock are listed on the New York Stock Exchange, The Nasdaq Stock Market or another nationally recognized stock exchange (such entity, a “Publicly Traded Restricted Party”) (provided, that, the foregoing provisions of clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)) and (d) the issuance, sale, conveyance, transfer, redemption, disposition or other voluntary or involuntary sale, conveyance, pledge, mortgage, grant, bargain, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of any shares of capital stock or other equity interests in Guarantor or Sponsor, including without limitation preferred stock, other capital stock or equity interests, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such capital stock or equity interests or such convertible or exchangeable obligations), provided such transfer does not result in a change in Control in Guarantor or Sponsor; provided, further, that, with respect to the transfers listed in clauses (a) and/or (b) above, (A) (x) Lender shall receive written notice of any transfers pursuant to clause (a) above within ten (10) days of such transfer and (y) Lender shall receive not less than thirty (30) days prior written notice of such transfers in connection with any transfer pursuant to clause (b) above, (B) no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager, (C) after giving effect to such transfers, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity; and (III) control the day-to-day operation of the Property, (D) after giving effect to such transfers, the Property shall continue to be managed by Affiliated Manager or a New Manager approved in accordance with the applicable terms and conditions hereof, (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 6 hereof, and (F) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA, OFAC, Anti-Corruption Laws, AML Law, DPA, and CFIUS matters (and, except pursuant to clause (c) or (d), upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 10% or more of the interests in Borrower as a result of such transfer) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC, Anti-Corruption Laws, AML Law, DPA, and CFIUS matters, (H) no such transfers shall result in any Crowdfunded Person owning any direct or indirect interest in Borrower or any SPE Component Entity.  Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer (excluding pursuant to clause (c) or (d)) consummated in accordance with this Section 8.3.

Section 8.4 Intentionally Omitted.

Section 8.5Lender’s Rights.  Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 6, and/or (e) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent.  This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 9.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 9.1Insurance.

(a)Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the total insurable value; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements constitute legal non-conforming structures or uses, providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender.  The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 11 and 12 hereof to the extent the same is available;

(iii)loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Sections 9.1(a)(i), (iv) and (vi) through (viii) hereof; (C) in an amount equal to 100% of the projected gross income from the Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Property is completed, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Section 9.1(a)(i) hereof written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Sections 9.1(a)(i), (iv) and (vi) through (viii) hereof, as applicable, (3) including permission to occupy the Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;

(v)workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Section 9.1(a)(i) hereof or in such other amount as shall be reasonably required by Lender (if applicable to the Property);

(vii)if any portion of the Improvements or Personal Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, or the Biggert-Waters Flood Insurance Reform Act of 2012, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance for all such improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available under the Flood Insurance Acts plus (2) additional limits in an amount equal to the “Full Replacement Cost” or such other amount agreed to by Lender; provided, that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 9.1(a)(i) hereof;

(viii)if the Property is located in seismic zone 3 or 4 and the probable maximum loss (“PML”) or scenario expected loss (“SEL”) exceeds 20%, earthquake insurance in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of the Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all-risk insurance policy required under Section 9.1(a)(i) hereof;

(ix)umbrella liability insurance in an amount not less than $15,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi)auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable); and

(xii)such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)All insurance provided for in Section 9.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender.  The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., or a rating of (i) “A-” or better by S&P, and (ii) if Moody’s rates the insurance company and is designated by Lender in connection with the Securitization, “A3” or better by Moody’s (each such insurer shall be referred to below as a “Qualified Insurer”).  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 9.1(a) hereof, Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued.  Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)Except to the extent required pursuant to Section 9.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 9.1(a) hereof to be furnished by, or which may be reasonably required to be furnished by, Borrower.  In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Section 9.1(a) hereof.  Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values.  Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 9.1.

(d)All Policies of insurance provided for or contemplated by Section 9.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Sections 9.1(a)(v) and (xi) hereof, shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)All Policies of insurance provided for in Section 9.1(a) hereof shall provide that:

(i)with respect to the Policies (other than those Policies limited to liability protection), (1) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)with respect to the Policies limited to liability protection, if available to Borrower using commercially reasonable efforts, such Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (ii), Borrower shall be obligated to provide such notices;

(iii)with respect to all Policies, if available to Borrower using commercially reasonable efforts, such Policies shall not be materially changed (other than to increase the coverage provided thereby) without thirty (30) days’ written notice to Lender; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (iii), Borrower shall be obligated to provide such notice;

(iv)each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(v)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 9.1.

(f)Intentionally omitted.

(g)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 9.1, Borrower will not be in default under this Section 9.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.

(j)The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 9.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”).  Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above.  As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage”.

Section 9.2Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 9.4 hereof, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal quality and of substantially the same character as prior to the Casualty.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 9.3Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 9.4 hereof.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 9.4Restoration.  The following provisions shall apply in connection with the Restoration of the Property:

(a)If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 9.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 9.4.

(i)The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)	no Event of Default shall have occurred and be continuing;
(B)

(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the Property as reasonably determined by Lender, and (ii) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) the rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)

Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)

Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)

Lender shall be reasonably satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 9.1(a)(iii) hereof, or (3) by other funds of Borrower;

(F)

Lender shall be reasonably satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(G)

Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 9.1(a)(iii) hereof, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property as nearly as possible to the condition it was in immediately prior to such fire or other casualty or taking, or (4) the earliest date required for such completion under the terms of any Material Agreements or REA;

(H)	the Property and the use thereof after the Restoration will be in compliance with and permitted under any REA, any Material Agreements and all Applicable Law;
(I)	the Restoration shall be done and substantially completed in an expeditious and diligent fashion and in compliance with any REA, any Material Agreements and all Applicable Law; and
(J)	if a Securitization has occurred, Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to the REMIC Requirements.

(ii)With respect to a Casualty or Condemnation where the Net Proceeds in connection therewith are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, the Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 9.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.  The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant, which acceptance shall not be unreasonably withheld, delayed or conditioned.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.  Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim.  If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” as used in this Section 9.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed.  There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 9.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 9.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 9.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 9.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 9.4(b)(vii) hereof shall be retained and applied by Lender pursuant to Section 2.7(b) toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt. Upon repayment in full of the Debt, any remaining Net Proceeds shall promptly be paid to Borrower.

(d)Notwithstanding the foregoing provisions of this Section 9.4 or anything herein to the contrary, after a Securitization has occurred, this Section 9.4 shall be subject to the terms of Section 13.7 hereof to the extent applicable with respect to any Casualty or Condemnation.

ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)if Borrower shall fail to (i) (A) pay within five (5) days any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment or (B) pay when due any sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due (A) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (B) any other sums payable under the Note, this Agreement or any of the other Loan Documents;

(b)if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(c)(i) if the Policies are not kept in full force and effect or (ii) if evidence of the same is not delivered to Lender as provided in Section 9.1 hereof, and such Default pursuant to this clause (ii) continues for five (5) days after written request therefor;

(d)if any of the representations or covenants contained in Article 6 hereof are breached or violated;

(e)if any of the representations or covenants contained in Article 8 hereof are breached or violated;

(f)if any representation or warranty of, or with respect to, Borrower, Sponsor, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made;

(g)if (i) Borrower, any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding  or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any member of Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any member of Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity or Guarantor shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(i)subject to Borrower’s right to contest pursuant to Sections 7.5(b) and 7.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(j)if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(k)if Borrower shall fail to comply with the covenants in Article 14 or otherwise fails to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required to be delivered by Borrower pursuant to Section 7.13(a) or (c) hereof;

(l)if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(m)if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;

(n)if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(o)if any representation and/or covenant herein relating to ERISA, OFAC, Sanctioned Targets, Anti-Corruption Laws, AML Law, the DPA and/or CFIUS matters is breached;

(p)if (i) Borrower shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA or Material Agreements as and when payable thereunder, (ii) Borrower defaults under any REA or Material Agreements beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA or Material Agreements are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, or (iv) any REA or Material Agreements and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof;

(q)if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Protection Agreement and otherwise comply with the covenants set forth in Section 7.24 hereof;

(r)if Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (q) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or

(s)if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11.

INDEMNIFICATIONS

Section 11.1General Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds.  Any amounts payable to Indemnified Parties by reason of the application of this Section 11.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid.

Section 11.2Mortgage and Intangible Tax and Transfer Tax Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents, including, without limitation, a foreclosure of the Security Instrument by Lender or its designee and any subsequent transfer of the Property by the Lender or its designee.

Section 11.3ERISA and CFIUS Indemnification.

(a)Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 5.7 or 7.19 of this Agreement.

(b)Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses) that any Indemnified Party may incur, directly or indirectly, as a result of (i) Borrower’s acquisition of the Property being a Covered Transaction or otherwise arising under the DPA and/or (ii) a default under Sections 5.37 and/or 7.27 hereof

Section 11.4Duty to Defend, Legal Fees and Other Fees and Expenses.  Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.  Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Person and Borrower and such Indemnified Person shall have reasonably concluded that there are any legal defense available to it and/or other Indemnified Persons that are different from or additional to those available to Borrower, such Indemnified Person, such Indemnified Person shall have the right to select separate counsel to asset such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person, and any resolution shall be controlled by the applicable Indemnified Persons.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 11.5Survival.  The obligations and liabilities of Borrower under this Article 11 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 11.6Environmental Indemnity.  Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 12.

EXCULPATION

Section 12.1Exculpation.

(a)Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents.  The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 11 hereof, Section 13.2 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 12); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) impair the right of Lender to enforce Section 7.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)fraud or intentional misrepresentation or any failure to disclose a material fact by Borrower, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party in connection with the Loan;

(ii)the gross negligence or willful misconduct of Borrower, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party or the commission of a criminal act by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein;

(iii)material physical waste to the Property caused by the intentional acts or intentional omissions of Borrower, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party (including, without limitation, any arson or abandonment of the Property) and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party;

(iv)the misapplication, misappropriation or conversion by Borrower in contravention of the Loan Documents of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents or (D) any Tenant security deposits or Rents collected in advance;

(v)failure to pay any Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of the Property to the extent that the revenue from the Property is sufficient to pay such amounts (other than (x) amounts deposited with Lender as Tax and Insurance Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);

(vi)failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto (other than the failure to pay amounts deposited with Lender as Tax and Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums);

(vii)the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Security Instrument concerning Environmental Laws and Hazardous Substances;

(viii)any fees or commissions paid by Borrower after the occurrence of an Event of Default to Guarantor, Sponsor and/or any Affiliate of Borrower, Guarantor and/or Sponsor in violation of the terms of the Note, this Agreement, the Security Instrument or the other Loan Documents;

(ix)Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Article 14 of this Agreement and/or the provisions of Sections 7.24, 13.2, 11.2 and 11.3 hereof;

(x)Borrower fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of, this Agreement, the Assignment of Management Agreement and the other Loan Documents or Borrower appoints a new property manager or replaces the property manager other than in accordance with the terms of this Agreement, the Assignment of Management Agreement and the other Loan Documents;

(xi)the failure to make any True Up Payment as and when required hereunder; and/or

(xii)any litigation or other legal proceeding related to the Debt filed by Borrower, any SPE Component Entity, Guarantor, Sponsor or any Borrower Party that is determined by final, non-appealable judgment of a court of competent jurisdiction to have been undertaken in bad faith for the sole purpose of delaying, opposing, impeding, obstructing, hindering, enjoining or otherwise interfering with or frustrating the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents.

(b)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 6 hereof is violated or breached (unless such breach is de minimis and promptly cured); (ii) any representation, warranty or covenant contained in Article 8 hereof is violated (unless such violation is de minimis and promptly cured); (iii) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iv) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or any SPE Component Entity files, or joins in the filing of, an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Component Entity from any Person; (v) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which Controls Borrower or any SPE Component Entity consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property; (vii) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors, or admits in any legal proceeding its insolvency or inability to pay its debts as they become due; (viii) there is substantive consolidation of Borrower or any SPE Component Entity (or any Restricted Party) with any other Person in connection with any federal or state bankruptcy proceeding involving the Guarantor or any of its Affiliates; (ix) Borrower or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; or (x) Borrower’s failure to deposit any springing Reserve Funds deposits pursuant to the terms of this Agreement.

Survival

.  The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

ARTICLE 13.

SECONDARY MARKET

Section 13.1Secondary Market Transactions.

(a)Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.  The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)If requested by Lender, Borrower shall use commercially reasonable efforts to cooperate with Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, at Lender’s sole cost and expense, including, without limitation, to:

(i)(A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor and Manager consistent with the financial and other information required pursuant to Section 7.12 (provided that Guarantor shall only be required to provide information to the extent publicly available), (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors reasonably acceptable to Lender and the Rating Agencies;

(ii)provide new or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to matters of Colorado,  federal bankruptcy law relating to limited liability companies or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Guarantor, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iii)provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; and

(iv)execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (a) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note, (b) change the aggregate principal balance of the Loan, (c) increase Borrower’s or Guarantor’s obligations under the Loan Documents, (d) decrease Borrower’s or Guarantors rights under the Loan Documents, or (e) modify or amend the exculpation provisions contained in Article 12.

(c)If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or a portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required.

(d)All financial data and financial statements provided by Borrower hereunder pursuant to Section 13.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements.  All financial statements referred to in Section 13.1(c) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and financial statements (audited or unaudited) provided by Borrower under Section 13.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 13.1(d).  Notwithstanding anything to the contrary set forth in this Article 13, Borrower shall not be required to provide “audited” financial statements with respect to Borrower.

(e)If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.  Notwithstanding anything to the contrary set forth in this Article 13, Borrower shall not be required to provide “audited” financial statements with respect to Borrower

(f)In the event Lender determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 13.1(c) and (d), Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender determines to be necessary or appropriate for such compliance. Notwithstanding anything to the contrary set forth in this Article 13, Borrower shall not be required to provide “audited” financial statements with respect to Borrower.

Section 13.2Securitization Indemnification.

(a)Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)At Lender’s request, Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined the statements in the sections of such Disclosure Documents specifically relating to Borrower, Borrower Affiliates, the Property, Manager, Sponsor, Guarantor and other material terms of the Loan specified by Lender in writing to Borrower and that each such statements, as they relate to Borrower, Borrower Affiliates, the Property, Manager, Sponsor, Guarantor and all other material terms of the Loan, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.2, Lender hereunder shall include its officers and directors), the Affiliate of Bridge that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Bridge Group”), and Bridge, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Bridge or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Bridge Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Bridge Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Bridge Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished in writing to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”).  The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.  The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Bridge Group and the Underwriter Group for Liabilities to which Lender, the Bridge Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Disclosure Document or the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Bridge Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Bridge Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.

(d)Promptly after receipt by an indemnified party under this Section 13.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 13.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 13.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Bridge’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(g)The liabilities and obligations of both Borrower and Lender under this Section 13.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 13.3Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided, however, Borrower shall not be obligated to pay any monthly servicing fees to such Servicer.

Section 13.4Rating Agency Costs.  In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 13.5Intentionally Omitted.

Section 13.6Conversion to Registered Form.  At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code.  The option to convert the Note into registered form once exercised may not be revoked.  Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender.  Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar.  The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 13.7REMIC Savings Clause.  Notwithstanding anything herein to the contrary, if the Loan is included in a REMIC Trust and, immediately following a release (whether voluntary or involuntary) of any portion of the real property relating to the Property, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and it being agreed and acknowledged that such loan-to-value determination shall be based on the value of only real property and shall exclude any personal property or going-concern value, if any),  the principal balance of the Loan must be paid down by Borrower by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code as a result of the related release of lien.

Section 13.8Reserves/Escrows.  In the event that Securities are issued in connection with the Loan, (a) notwithstanding anything herein to the contrary, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents may be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies, and (b) the Deposit Account shall be an “eligible account” at an “eligible institution”.

Section 13.9 Syndication.  Without limiting Lender’s rights under Section 13.1 hereof, the provisions of this Section 13.9 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 13.9.

(a)Sale of Loan, Co-Lenders, Participations and Servicing.

(i)Lender and any Co-Lender may, at their option, without Borrower’s consent (but with reasonable notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”).  Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations.  From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii)The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption.  Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender.  Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii)Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 7.12 and 7.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(iv)Lender (or an Affiliate of Lender) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 13.9.  Borrower acknowledges that Lender, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as Lender, and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement.  Lender acknowledges that Lender, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring consent hereunder.  Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof.  Borrower may rely conclusively on the actions of Lender, as Agent, to bind Lender and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders.  Lender may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower.  Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement.  The term Agent shall mean any successor Agent.

(v)Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi)Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Lender, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively.  The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Lender in its individual capacity.  Lender and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii)If required by any Co-Lender, Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date.  Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower.  The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii)Lender, as Agent, shall maintain at its domestic lending office or at such other location as Lender, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Lender, as Agent, and the Co-Lenders may treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent.  A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Lender, as Agent, which receipt will be acknowledged by Lender, as Agent, upon request.

(ix)Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”).  No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant.  Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement, be subject to the consent or direction of some or all of the Participants.  No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co-Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.

(x)Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b)Cooperation in Syndication.

(i)Borrower agrees to use commercially reasonably efforts to cooperate with Lender in completing a Syndication satisfactory to Lender and such cooperation of Borrower pursuant to this Section 13.9 shall be at Borrower’s sole reasonable cost and expense.  Such assistance shall include (i) direct contact between senior management and advisors of Borrower and Guarantor and the proposed Co-Lenders, (ii) reasonable assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required (provided in no event shall Borrower be required to pay for more than one appraisal pursuant to the Loan Documents in any twelve-month period), and (v) working with Lender to procure a rating for the Loan by the Rating Agencies.

(ii)Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders.  To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Guarantor, any SPE Component Entity (if any) and the Property contemplated hereby, including all financial information and projections, excluding any projections relating to the Manager or Guarantor (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan.  Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon assumptions believed by management to be reasonable at the time made.  Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iii)Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders.  To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Guarantor, any SPE Component Entity (if any) and the Property contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan.  Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time prepared.  Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iv)If required in connection with the Syndication, Borrower hereby agrees to:

(A)

at Borrower’s cost and expense, deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication, consistent with the financial and operating statements other information required pursuant to Section 7.12 (provided that Guarantor shall only be required to provide information to the extent publicly available); and

(B)

at Lender’s sole cost and expense, deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender, any Co-Lender and their respective successors and assigns.

(v)Notwithstanding anything to the contrary contained herein, in no event shall Borrower be responsible for paying any costs or expenses other than legal fees and expenses incurred by Borrower in connection with compliance with the requests made pursuant to this Section.  Lender shall reimburse Borrower for all other reasonable third-party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section, and Lender shall pay all costs and expenses incurred by Lender in connection a Syndication.

(c)Limitation of Liability.  No claim may be made by Borrower, or any other Person against Agent, Lender or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)No Joint Venture.  Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(e)Voting Rights of Co-Lenders.  Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

Section 13.10 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 13.11Creation of Security Interest  Notwithstanding any other provision set forth in this Agreement or any of the other Loan Documents (including, without limitation, any of the formal or procedural requirements or other limitations set forth in Section 13.9), Lender may at any time assign, pledge or otherwise create a security interest in all or any portion of its rights under this Agreement and any other Loan Document (including, without limitation, the advances owing to it) in favor of (i) any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any other country to secure any obligation of Lender to such bank or similar authority (a “Central Bank Pledge”) or (ii) the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, on any substitute or successor legislation (a “Pfandbrief Pledge”).  In the event that the interest of Lender that is assigned in connection with a Central Bank Pledge is foreclosed upon and transferred to the pledge thereof, Lender shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be Lender with respect to such interest.  Lender shall not be required to notify Borrower of any Central Bank Pledge or Pfandbrief Pledge.  Borrower agrees to execute, within fifteen (15) Business Days after request therefor is made by Lender, any documents or any amendments, amendments and restatements, and/or modifications to any Loan Documents and/or additional documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Lender in order to make the Loan Documents eligible under German pfandbrief legislation; provided, however, that Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic or other material terms of the Loan.

ARTICLE 14.

FURTHER ASSURANCES

Section 14.1Replacement Documents.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 14.2Recording of Security Instrument, etc.  Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property.  Except as specifically set forth herein, Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.

Section 14.3Further Acts, etc.  Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to this Section 14.3.

Section 14.4Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt.  If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 15.

WAIVERS

Section 15.1Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 15.2Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 15.3Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 15.4Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT.  TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 15.5Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 15.6Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 15.7Marshalling and Other Matters.  Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein.  Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.

Section 15.8Waiver of Statute of Limitations.  To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 15.9Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 15.10Sole Discretion of Lender.  Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.  Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.

ARTICLE 16.

NOTICES

Section 16.1Notices.  All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S.  Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	BOULDER ROAD LLC 833 W. South Boulder Road Louisville, CO 80027 Attn: Paul Tarell
With a copy to:	BARTLIT BECK LLP 1801 Wewatta Street, Suite 1200 Denver, CO 80202 Attn: Thomas R. Stephens, Esq.
If to Lender:	BDS III MORTGAGE CAPITAL B LLC 280 Park Avenue, 28th Floor West New York, New York 10017 Attention: Kiernan Pusey
With a copy to:	BDS III MORTGAGE CAPITAL B LLC 280 Park Avenue, 28th Floor West New York, New York 10017 Attention: James Chung
And to:	BDS III MORTGAGE CAPITAL B LLC 280 Park Avenue, 28th Floor West New York, New York 10017 Attention: Teresa Hough
And to:	BDS III MORTGAGE CAPITAL B LLC 5295 S. Commerce Drive, Suite 100 Salt Lake City, Utah 84107 Attention:Adam O’Farrell, Esq. Chief Legal Officer
And to:	MCCOY & ORTA, P.C. 100 North Broadway, Suite 2600 Oklahoma City, OK 73102 Attn: J. Michael McCoy, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.  Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 17.

MISCELLANEOUS

Section 17.1Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2Governing Law.

(A)

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.  THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B)

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING, BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

1180 Avenue of the Americas

Suite 210

New York, NY 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3Headings.  The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6Expenses.  Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket costs and expenses incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents and any modifications and amendments, if any, of this Agreement or any of the other Loan Documents (provided that Lender’s attorney’s fees up to and the date of the closing of a Secondary Market Transaction shall not exceed $60,000 in the aggregate unless such amendment to the Loan Documents is processed in accordance with a request by Borrower); (b) the administration of this Agreement and the other Loan Documents for the term of the Loan; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrower, SPE Component Entity or Guarantor or an assignment by Borrower, SPE Component Entity or Guarantor for the benefit of its creditors.  For all purposes of this Agreement and the other Loan

Documents, Lender’s costs and expenses as described above shall also include, without limitation, all appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, fees for the disbursement of any Reserve Funds, any amounts payable in respect of advances (including, without limitation, protective advances, monthly payment advances, special servicer fee advances and advances of delinquent debt service payments, together with interest thereon, made pursuant to the servicing agreement), in each case, as a result of Borrower’s default hereunder beyond any applicable grace period (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement), environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees, but excluding any monthly servicing fees). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually.  Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal in any twelve (12) month period unless an Event of Default occurs and is continuing or as otherwise required by law. Additionally, if Borrower is undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants retained by Lender to review the performance of such Restoration or work.  Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.7Cost of Enforcement.  In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.  Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.8Exhibits and Schedules Incorporated.  The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)The member of Borrower is experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 5 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 5 of this Agreement.

Section 17.11Publicity; Advertising.

(a)All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld (other than to the extent included in any disclosures or filings required under the Securities and Exchange Commission, state securities laws or other Applicable Laws).

(b)Borrower hereby agrees that Lender and its affiliated entities may publicly identify the general terms of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications.  Such general terms may include details such as the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property.

Section 17.12Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control.  Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.13Entire Agreement.  This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.14Liability.  This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.15Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BOULDER ROAD LLC, a Colorado limited liability company

By:	GAIA, INC., a Colorado corporation, its manager

	By:	/s/ Paul Tarell
	Name:	Paul Tarell
	Title:	Chief Financial Officer

LENDER:

BDS III MORTGAGE CAPITAL B LLC, a Delaware limited liability company

By:	/s/ Jeehae Lee
Name:	Jeehae Lee
Title:	Manager

Signature Page

EXHIBIT A

FORM OF SECTION 2.8 CERTIFICATE

Reference is hereby made to the [•] Agreement dated as of ____________________ (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [•] (the “Borrower”), [•] (the “Lender”) and [•].  Pursuant to the provisions of Section 2.8 of the Loan Agreement, the undersigned hereby certifies that:

1.

It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Section 2.8 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Loan Agreement.
3.

It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Loan Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.
5.	It is not a controlled foreign corporation that is related to Borrower within the meaning of section 881(c)(3)(C) of the Code.
6.	Amounts paid to it under the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By: ________________________

Title: _______________________

Date: _______________, ______

Exhibit A

EXHIBIT B

Intentionally Omitted

Schedule I

SCHEDULE I

IMMEDIATE REPAIRS

(attached hereto)

		Estimated cost Completion deadline

1.	Asphalt seal, coat and pavement	$16,800	90 days
2.	EFIS repair	1,500	90 days
3.	Van-designated ADA parking spaces	300	90 days

Schedule I

SCHEDULE II

DESCRIPTION OF REA’S

1.	Condominium Declaration of Boulder Road recorded on June 21, 2017 at Reception No. 3599120 in the Office of the Clerk and Recorder, Boulder County, Colorado.
2.	Condominium Map of Boulder Road recorded on June 21, 2017 at Reception No. 3599104 in the Office of the Clerk and Recorder, Boulder County, Colorado.

Schedule II

SCHEDULE III

Intentionally Omitted

Schedule III

SCHEDULE IV

INTENTIONALLY OMITTED

Schedule IV

SCHEDULE V

INTENTIONALLY OMITTED

Schedule V

SCHEDULE VI

INTENTIONALLY OMITTED

Schedule V